UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Sealed Air Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407-1033

  April 9, 2009

  Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of the Stockholders of Sealed Air Corporation scheduled to be held on Wednesday, May 20, 2009 at 10:00 a.m., Eastern Time, at the Saddle Brook Marriott, 138 Pehle Avenue, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663. Your Board of Directors and senior management look forward to greeting you at the meeting.

  At this meeting, you will be asked to elect the entire Board of Directors of the Company and to ratify the selection of KPMG LLP, an Independent Registered Public Accounting Firm, as the Company's independent auditor for 2009. These matters are important, and we urge you to vote in favor of the nominees and for the ratification of the appointment of the independent auditor.

  Regardless of the number of shares of common stock you own, it is important that you vote them in person or by proxy at the meeting. Stockholders of record can vote via the Internet, telephone or mail. Instructions for voting via the Internet and telephone are set forth in the attached Proxy Statement and on your proxy card. You may also vote your shares by signing, dating and mailing the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

  On behalf of your Board of Directors, we thank you for your ongoing support.

  Sincerely,

  William V. Hickey
  President and
  Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held on

May 20, 2009

The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 20, 2009 at 10:00 a.m., Eastern Time, at the Saddle Brook Marriott, 138 Pehle Avenue, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663 (the "Annual Meeting"). The purposes for the Annual Meeting are to elect the entire Board of Directors (Proposals 1 through 9); to ratify the appointment of the Company's independent auditor (Proposal 10); and to transact such other business as may properly come before the meeting (Proposal 11). The individual proposals are as follows:

1.
Election of Hank Brown as a Director of the Company.

2.
Election of Michael Chu as a Director of the Company.

3.
Election of Lawrence R. Codey as a Director of the Company.

4.
Election of T. J. Dermot Dunphy as a Director of the Company.

5.
Election of Charles F. Farrell, Jr., as a Director of the Company.

6.
Election of William V. Hickey as a Director of the Company.

7.
Election of Jacqueline B. Kosecoff as a Director of the Company.

8.
Election of Kenneth P. Manning as a Director of the Company.

9.
Election of William J. Marino as a Director of the Company.

10.
Ratification of the appointment of KPMG LLP, an Independent Registered Public Accounting Firm, as the independent auditor of the Company for the fiscal year ending December 31, 2009.

11.
In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 23, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A copy of the Company's 2008 Annual Report to Stockholders has been sent or made available to all stockholders of record. Additional copies are available upon request.

The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions that you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and carefully and then vote via the Internet or telephone by following the instructions for voting set forth in the attached Proxy Statement and on your proxy card, or complete and return the enclosed proxy card in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously voted by proxy.

The only voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share. The Company will keep a list of the stockholders of record at its principal office at 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033 for a period of ten days prior to the Annual Meeting.

By Order of the Board of Directors

H. KATHERINE WHITE
 Secretary

Elmwood Park, New Jersey
April 9, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be held on
May 20, 2009

Please note that the Company's Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting of Stockholders and 2008 Annual Report are available at http://www.ezodproxy.com/SealedAir/2009/.

SEALED AIR CORPORATION
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407-1033

PROXY STATEMENT
Dated April 9, 2009

For the 2009 Annual Meeting of Stockholders

General Information

This Proxy Statement is being furnished to the holders of the common stock, par value $0.10 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders (the "Annual Meeting"), and at any adjournments. The enclosed proxy is being solicited by the Board of Directors of the Company. The Company is first mailing this Proxy Statement and the enclosed proxy to stockholders on or about April 9, 2009.

The Annual Meeting is scheduled to be held:

Date:	Wednesday, May 20, 2009
Time:	10:00 a.m., Eastern Time
Place:	Saddle Brook Marriott 138 Pehle Avenue Garden State Parkway at I-80 Saddle Brook, New Jersey 07663

Your vote is important. Please see the detailed information that follows.

Questions and Answers about the Annual Meeting

The Annual Meeting

Q:
What are the Stockholders voting on?

A:
•  Election of the entire Board of Directors

The nine nominees are:

    Hank Brown
    Michael Chu
    Lawrence R. Codey
    T. J. Dermot Dunphy
    Charles F. Farrell, Jr.
    William V. Hickey
    Jacqueline B. Kosecoff
    Kenneth P. Manning
    William J. Marino

•  Ratification of KPMG LLP as the Company's independent auditor for 2009

Q:
Who can vote?

A:
Holders of record of Sealed Air Common Stock at the close of business on March 23, 2009, the record date, will be entitled to vote at the Annual Meeting. Each issued and outstanding share is entitled to one vote.

Q:
How do I vote my shares?

A:
Stockholders of record may vote via the Internet, telephone or mail. The proxy card contains a web site address and a toll free telephone number that you may use to vote. If you choose to vote by mail, the Company has provided a postage-paid envelope. For your information, voting via the Internet is the least expensive to the Company, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save the Company the expense of a second mailing if you vote promptly.

Q:
How do I vote via the Internet?

A:
Stockholders of record may vote via the Internet as instructed on the proxy card, following the instructions provided on the web site. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the Internet, you do not need to return your proxy card. Please see the proxy card for instructions.

Q:
How do I vote by telephone?

A:
Stockholders of record may vote by calling the toll-free number listed on the proxy card and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return your proxy card. Please see the proxy card for instructions.

Q:
How do I vote by mail?

A:
If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

Q:
How will my proxy be voted?

A:
Regardless of the method by which you vote, if you specify the manner in which your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your specification. If you do not make a voting specification, your shares will be voted in the manner recommended by the Board of Directors as shown in this Proxy Statement and on the proxy card.

Q:
Can I access the Annual Meeting materials via the Internet?

A:
The Company's Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting of Stockholders and 2008 Annual Report are available at http://www.ezodproxy.com/SealedAir/2009/.

Q:
May I change my vote? May I revoke my proxy?

A:
Whatever method you use to vote, you may later revoke your proxy at any time before it is exercised by: (i) voting via the Internet or telephone at a later time; (ii) submitting a properly signed proxy with a later date; or (iii) voting in person at the Annual Meeting.

Q:
Can I vote at the Annual Meeting?

A:
The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted. If your shares are held in "street name," that is, in the name of a bank, broker or other holder of record, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote at the meeting. If you hold shares in the Company's Profit-Sharing Plan or the Company's 401(k) Thrift Plan, you cannot vote those shares in person at the Annual Meeting; see the question and answer below. The Company will treat all shares that have been voted properly, and all proxies that have not been revoked, as being present for the purpose of determining the presence of a quorum at the Annual Meeting. The persons named in the proxy will vote all of these shares at the meeting.

Q:
How do I vote if I participate in the Company's Profit-Sharing Plan or 401(k) Thrift Plan?

A:
For each participant in the Company's Profit-Sharing Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity Management Trust Company ("Fidelity"), trustee for the Profit-Sharing Plan, for the shares of Common Stock allocated to the participant's account in the plan. For each participant in the Company's 401(k) Thrift Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity, which also acts as trustee for the 401(k) Thrift Plan, for the shares of Common Stock allocated to the participant's account in the plan. Internet and telephone voting are also available to plan participants. Fidelity will vote the allocated shares in each plan as directed by each participant who provides voting instructions to it before 5:00 p.m. (Eastern Time) on May 15, 2009. The terms of each plan provide that Fidelity will vote shares allocated to the accounts of participants who do not provide timely voting instructions in the same proportion as shares it votes on behalf of participants who do provide timely voting instructions.

Q:
What if my broker holds shares in street name for me?

A:
Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares in street name for customers have the authority to vote on specified items when they have not received instructions from their customers who are the beneficial owners of the shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise this authority to vote on the election of directors and the ratification of the appointment of the Company's independent auditor. For the purpose of determining a quorum, the Company will treat as present at the meeting any proxies that are voted to abstain, including any proxies containing broker non-votes, on any matter to be acted upon by the stockholders.

Q:
What if other matters are presented at the Annual Meeting?

A:
If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. The Company does not know of any other matters to be presented for consideration at the Annual Meeting.

Q:
How does the Company's 2007 stock split affect this Proxy Statement?

A:
On February 16, 2007, the Company's Board of Directors declared a two-for-one stock split of its Common Stock in the form of a stock dividend. As a result, on March 16, 2007 stockholders received an additional share of Common Stock for every share they owned as of the close of business on March 2, 2007, which was the record date for the stock split. The Company has adjusted all share amounts and prices per share in this Proxy Statement to reflect the stock split.

Vote Required
for Election
or Approval

 Introduction

The only voting securities of the Company are the outstanding shares of its Common Stock. As of the close of business on March 23, 2009, 158,399,995 shares of Common Stock were issued and outstanding, each of which is entitled to one vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on March 23, 2009, the record date, will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for the purpose of determining a quorum. Except as set forth below with respect to the election of directors, the Company will treat abstentions, but not broker non-votes, as votes cast on any matter.

Election of Directors: Majority Vote Requirement

Each director will be elected by a vote of the majority of the votes cast with respect to that director, where a majority of the votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" the director. Shares voted to "abstain" will not be counted for the purpose of determining whether a director is elected. Under the Company's Certificate of Incorporation, its By-laws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. Since all of the nominees for election as directors at the Annual Meeting are currently in office, if any of the nominees is not elected, then the By-laws provide that the director shall offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will consider and act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who offers his or her resignation will not participate in the decision of the Nominating and Corporate Governance Committee or of the Board of Directors. If the Board of Directors accepts such resignation, then the Board of Directors can fill the vacancy resulting from that resignation or can reduce the number of directors that constitutes the entire Board of Directors so that no vacancy exists.

Ratification of KPMG LLP

The ratification of KPMG LLP as the Company's independent auditor for 2009 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Other Matters

Any other matters considered at the Annual Meeting must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Corporate
Governance

 Corporate Governance Guidelines

The Board has adopted and operates under Corporate Governance Guidelines that reflect the Company's current governance practices in accordance with applicable statutory and regulatory requirements, including those of the Securities and Exchange Commission (the "SEC") and the NYSE. The Corporate Governance Guidelines are available on the Company's web site at www.sealedair.com and are available in print, without charge, to any stockholder who requests them by calling the Company at 201-791-7600 or writing to investor.relations@sealedair.com or Investor Relations, Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033.

Independence of Directors

Under the Corporate Governance Guidelines and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board annually reviews the independence of all non-employee directors. The Board has established categorical standards consistent with the corporate governance standards of the NYSE to assist it in making determinations of the independence of Board members. A copy of the Company's current director independence standards is attached to this Proxy Statement as Annex A and posted on the Company's web site at www.sealedair.com. These categorical standards require that, to be independent, a director may not have a material relationship with the Company. Even if a director meets all categorical standards for independence, the Board of Directors reviews all other relationships with the Company in order to conclude that each independent director has no material relationship with the Company either directly or indirectly.

The Board of Directors has determined that the following directors are independent: Hank Brown, Michael Chu, Lawrence R. Codey, Charles F. Farrell, Jr., Jacqueline B. Kosecoff, Kenneth P. Manning and William J. Marino. In evaluating the independence of the non-employee directors, the Board considered the following transactions, relationships or arrangements:

  •
  During 2006, 2007 and 2008, the Company purchased colors from Sensient Technologies Corporation in the amount of less than $200,000 in each year. One of our directors, Mr. Manning, serves as Chairman, President and Chief Executive Officer of Sensient and Mr. Brown and Mr. Hickey also serve as directors of that Company. Our Board determined that these immaterial transactions and relationships did not impair the independence of Mr. Manning or Mr. Brown.

  •
  During 2006, the Company donated $1,500,000 to Harvard Business School. Our Board determined that this donation did not impair the independence of Mr. Chu, who serves as a Senior Lecturer at Harvard Business School, in light of his role at Harvard Business School and the lack of any benefit to him from the donation other than the general benefits pertaining to any other academic or alumnus of the school.

  •
  The Company's vision plan provider is Spectera and the health maintenance organization, or HMO, for one of our facilities is John Deere/United Healthcare. Both Spectera and the HMO are affiliates of UnitedHealth Group. Dr. Kosecoff is the Chief Executive Officer of Prescription Solutions, a UnitedHealth Group company. Over the past three years, the Company's payments to Spectera and the HMO have averaged approximately $460,000 and $445,000 per annum, respectively. Our Board determined that these immaterial transactions and relationships did not impair the independence of Dr. Kosecoff.

  •
  The Company has entered into a transaction, effective January 1, 2009, with the Blue Cross Blue Shield group regarding the provision of health services in Texas and New York for approximately 1,200 Company employees, pursuant to which Horizon Blue Cross Blue Shield of New Jersey will receive an administrative fee of approximately $460,000 per annum. Mr. Marino is the President and Chief Executive Officer and a director of Horizon Blue Cross Blue Shield of New Jersey, and Mr. Codey is a director of Horizon Blue Cross Blue Shield of New Jersey. Our Board determined that these immaterial transactions and relationships did not impair the independence of Mr. Marino or Mr. Codey.

 Code of Conduct

For many years, the Company has had a Code of Conduct applicable to the Company and its subsidiaries. The Code of Conduct applies to all employees and to the Company's officers and directors. The Company also has a supplemental Code of Ethics for Senior Financial Executives that applies to the Company's Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and all other employees performing similar functions for the Company. The texts of the Code of Conduct and the Code of Ethics for Senior Financial Executives are posted on the Company's web site at www.sealedair.com and are available in print, without charge, to any stockholder who requests them by calling the Company at 201-791-7600 or writing to investor.relations@sealedair.com or Investor Relations, Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033. The Company will post any amendments to the Code of Conduct and the Code of Ethics for Senior Financial Executives on its web site. In accordance with the requirements of the SEC and the NYSE, the Company will also post waivers applicable to any of its officers or directors from provisions of the Code of Conduct or the Code of Ethics for Senior Financial Executives on its web site. There have been no such waivers granted.

Communicating with Directors

Stockholders and other interested parties may communicate directly with the non-management directors of the Board by writing to Non-Management Directors, c/o Corporate Secretary at Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033, or by sending an email to directors@sealedair.com. In either case, the chair of the Nominating and Corporate Governance Committee will receive all correspondence and will communicate with the other directors as appropriate. Information on how to communicate with the non-management directors is posted on the Company's web site at www.sealedair.com.

Board of Directors
and Committees

Under the Delaware General Corporation Law and the Company's By-laws, the Company's business and affairs are managed by or under the direction of the Board of Directors, which delegates some of its responsibilities to its Committees and to management.

The Board of Directors holds seven regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and Committee meetings, and the Company may call upon them for advice between meetings. Also, the Company encourages directors to attend director education programs.

The Corporate Governance Guidelines adopted by the Board provide that the Board will meet regularly in executive session without management in attendance. The Board designates a non-management director to preside at each executive session. The Board selects the presiding director at the regular meeting of the Board prior to the meeting at which a non-management executive session is scheduled. The chair of the Nominating and Corporate Governance Committee serves as the presiding director if no other director has been selected or if the selected presiding director is unable to serve.

Under the Corporate Governance Guidelines, the Company expects directors to attend regularly meetings of the Board and of all Committees on which they serve and to review the materials sent to them in advance of those meetings. Nominees for election at each annual meeting of stockholders are expected to attend the annual meeting. All of the nine nominees for election at the Annual Meeting this year currently serve as directors of the Company, and all except Mr. Brown attended the 2008 annual meeting.

During 2008, the Board of Directors held eleven meetings, excluding actions by unanimous written consent, and held three executive sessions with only non-management directors in attendance, one of which was attended only by independent directors. Each current member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which the director served during 2008.

The Company's Board of Directors maintains an Audit Committee, a Nominating and Corporate Governance Committee, and an Organization and Compensation Committee. The members of these Committees consist only of independent directors. The Board of Directors has adopted charters for each of the Committees, which are reviewed annually by each Committee and the Board of Directors. The Committee charters are available on the Company's web site at www.sealedair.com and are available in print, without charge, to any stockholder who requests them by calling the Company at 201-791-7600 or writing to Investor Relations, Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033.

Audit Committee

The principal responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities for monitoring and overseeing the:

•
Company's internal control system, including information technology security and control,

•
Company's public reporting processes,

•
performance of the Company's internal audit function,

•
annual independent audit of the Company's consolidated financial statements,

•
integrity of the Company's consolidated financial statements,

•
Company's compliance with legal and regulatory requirements, and

•
retention, performance, qualifications, rotation of personnel and independence of the Company's independent auditor.

The independent auditor for the Company is directly accountable to the Audit Committee. The Audit Committee has the authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent auditor, subject to ratification of the selection of the independent auditor by the Company's stockholders at the annual meeting of stockholders.

The current members of the Audit Committee are Hank Brown, who serves as chair, Michael Chu, Lawrence R. Codey and Kenneth P. Manning. The Company's Board of Directors has determined that each current member of the Audit Committee is independent, as defined in the listing standards of the NYSE applicable to the Company, is financially literate, and is an audit committee financial expert in accordance

Board of Directors
and Committees

with the standards of the SEC. No director is eligible to serve on the Audit Committee if that director simultaneously serves on the audit committees of three or more other public companies. The Audit Committee held eleven meetings in 2008, excluding actions by unanimous written consent. During 2008, the Audit Committee met privately with representatives of the Company's independent auditor, KPMG LLP, on four occasions, met privately with the Company's Executive Director of Internal Audit on two occasions, met privately with the Company's management on two occasions, and met in private session on one occasion.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are to:

•
identify individuals qualified to become Board members, consistent with criteria approved by the Board, and recommend to the Board director nominees for the next annual meeting of stockholders and director nominees to fill vacancies or newly-created directorships at other times,

•
provide oversight of the corporate governance affairs of the Board and the Company, including developing and recommending to the Board the Corporate Governance Guidelines,

•
assist the Board in evaluating the Board and its Committees, and

•
recommend to the Board the compensation of non-management directors.

The current members of the Nominating and Corporate Governance Committee are Messrs. Codey, who serves as chair, Brown and Charles F. Farrell, Jr. The Company's Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as defined in the listing standards of the NYSE applicable to the Company. The Nominating and Corporate Governance Committee held four meetings in 2008, excluding actions by unanimous written consent. During 2008, the Nominating and Corporate Governance Committee met in private session on one occasion.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company in accordance with a policy adopted by the Committee. Recommendations should be submitted to the Secretary of the Company in writing at Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033, along with additional required information about the nominee and the stockholder making the recommendation. A copy of the policy is attached to this Proxy Statement as Annex B and posted on the Company's web site at www.sealedair.com.

The Nominating and Corporate Governance Committee and the Board have identified the qualifications for nomination to the Board. A copy of those qualifications is attached to this Proxy Statement as Annex C and posted on the Company's web site at www.sealedair.com. The process by which the Committee identifies and evaluates nominees for directors is the same regardless of whether the nominee is recommended by a stockholder. When the Board or the Nominating and Corporate Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chair of the Committee will initiate a search, seeking input from other directors and senior management and, if necessary, hiring a search firm. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Committee. At least one member of the Committee (preferably the chair) and the Chief Executive Officer of the Company will interview each qualified candidate; other directors will also interview the candidate if practicable. Based on a satisfactory outcome of those reviews, the Committee will make its recommendation on the candidate to the Board. While the Committee has the sole authority to engage a search firm to identify director candidates, to date it has not engaged any such firm.

The Company's By-laws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders, other than a nomination submitted by a stockholder to the Nominating and Corporate Governance Committee under the policy and procedures described above. The By-laws require that timely notice of the nomination in proper written form including all required information be provided to the Secretary of the Company. A copy of the Company's By-laws is posted on the Company's web site at www.sealedair.com.

Board of Directors
and Committees

 Organization and Compensation Committee

The principal responsibilities of the Organization and Compensation Committee, which we refer to as the Compensation Committee, are to assist the Board in fulfilling its responsibilities relating to:

•
compensation of the Company's officers and the key employees of the Company and its subsidiaries,

•
performance of the Company's Chief Executive Officer and management,

•
management development and succession planning,

•
administration of the Company's 2005 Contingent Stock Plan, as amended, including authorizing awards under that plan, and

•
the Company-sponsored tax-qualified retirement plans.

The current members of the Compensation Committee are Mr. Farrell, who serves as chair, Mr. Chu, Dr. Kosecoff and Mr. Marino. The Company's Board of Directors has determined that each current member of the Compensation Committee is independent, as defined in the listing standards of the NYSE applicable to the Company. The Compensation Committee held seven meetings in 2008, excluding actions by unanimous written consent. During 2008, the Compensation Committee met in private session with other non-management directors on two occasions.

The Compensation Committee oversees and provides strategic direction to management with respect to the Company's executive compensation plans and programs. The Compensation Committee makes all compensation decisions for the Chief Executive Officer and reviews and approves the compensation of the other executive officers of the Company and for all other executives whose base salary equals or exceeds $200,000 per year. The Compensation Committee makes most decisions regarding changes in salaries and bonuses during the first quarter of the year based on Company, business unit or function and individual performance during the prior year.

The Compensation Committee reviews the Chief Executive Officer's performance and compensation with the other non-employee directors. Based on that review, the Compensation Committee evaluates the performance of the Chief Executive Officer, reviews the Compensation Committee's evaluation with him, and makes all compensation decisions for the Chief Executive Officer.

The Compensation Committee has the sole authority to hire and fire any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the consultant's fees and retention terms. As noted below, since November 2006, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (Cook), as its executive compensation consultant. Cook does not provide any other services to the Company. The Company pays Cook's fees. Additional information on the services performed in 2008 by Cook is included in the Compensation Discussion and Analysis below.

Compensation Committee Interlocks and Insider Participation

During 2008, Mr. Chu, Mr. Farrell, Dr. Kosecoff and Mr. Marino served as members of the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. See "Corporate Governance—Independence of Directors" above for a description of transactions, relationships or arrangements concerning Mr. Chu, Dr. Kosecoff and Mr. Marino.

Director Compensation

Annual compensation for non-employee directors is comprised of the following components: annual or interim retainers (paid 50% in cash and 50% in shares of Common Stock or 100% in shares of Common Stock, at the election of each director, as described below), meeting and committee fees paid in cash, and other fees for special assignments or director education programs, paid in cash. A director may defer payment of annual or interim retainers until retirement from the Board of Directors, as described below. No directors deferred payment of the portion of the annual retainer payable in cash, if any, in 2008. The following table shows the total compensation for non-employee directors during 2008:

2008 Director Compensation Table

Director	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All other compensation[3] ($)	Total ($)

Hank Brown*	$99,375	$44,833	$ 0	$144,208
Michael Chu	88,375	44,833	0	133,208
Lawrence R. Codey*	91,125	44,833	5,000	140,958
T. J. Dermot Dunphy	75,375	44,833	5,000	125,208
Charles F. Farrell, Jr.*	96,375	44,833	0	141,208
Jacqueline B. Kosecoff	26,750	89,642	0	116,392
Kenneth P. Manning	88,625	44,833	0	133,458
William J. Marino	29,000	89,642	0	118,642

*	Chair of Committee
[1]	This column reports the amount of cash compensation earned in 2008.
[2]
The amounts shown in the Stock Awards column represent the amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(revised) for the stock portion of the annual retainers for 2008 under the 2002 Stock Plan for Non-Employee Directors, described below under "Board Retainers" and "Payment of Retainers." The grant date fair value of these awards was $45,021 for directors Brown, Chu, Codey, Dunphy, Farrell and Manning and $90,018 for directors Kosecoff and Marino. For additional information, refer to Note 17, "Shareholders' Equity," of the Notes to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. Messrs. Chu, Codey, Farrell and Marino received stock units under the Deferred Compensation Plan described below. All other directors listed in the table received shares of Common Stock. The number of shares or stock units paid as all or part of the annual retainer in 2008 was determined by dividing the amount of the annual retainer to be paid (either $45,000 or $90,000, at the election of each director) by the closing price of a share of Common Stock on May 20, 2008, the date of the 2008 Annual Meeting, at which meeting all of the non-employee directors were elected, and rounding up to the nearest whole share. All shares and stock units paid as all or part of annual retainers in 2008 are fully vested. Directors are credited with dividend equivalents on stock units, as described under "Deferred Compensation Plan" below, which are not included in the table above.
[3]
Matching gifts to educational institutions during 2008. Directors are permitted to participate in the Company's matching gift program, whereby the Company will match gifts to educational institutions on a one-to-one basis to a maximum of $5,000 per participant in any calendar year, on the same basis as employees.

Director Compensation

 Director Compensation Processes

The Company's director compensation program is intended to enhance the Company's ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the Common Stock.

The Board reviews director compensation at least annually based on recommendations by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and the Board base their determinations on director compensation on recommendations from the Company's management as well as reviewing commercially available survey data related to general industry director compensation at companies of comparable size. The Nominating and Corporate Governance Committee has the sole authority to engage a consulting firm to evaluate director compensation but to date has not engaged any such firm.

Board Retainers

Under the 2002 Stock Plan for Non-Employee Directors, each member of the Board of Directors who is neither an officer nor an employee of the Company and who is elected at an annual meeting of stockholders receives an annual retainer for serving as a director. The Board of Directors sets the amount of the annual retainer prior to the annual meeting based on the recommendation of the Nominating and Corporate Governance Committee. During 2008, each current director of the Company except Mr. Hickey, who is an officer and employee of the Company, received an annual retainer in the amount of $90,000.

Because of economic conditions facing the Corporation and the country, the members of the Nominating and Corporate Governance Committee recommended and the Board of Directors approved maintaining the annual retainer at the $90,000 level for non-employee directors elected at the 2009 annual meeting, which was the same level as in 2008.

A non-employee director who is elected other than at an annual meeting is entitled to an interim retainer on the date of election. The interim retainer is one-twelfth of the annual retainer paid to non-employee directors elected at the previous annual meeting for each full 30-day period during the period beginning on the date of election of the non-employee director and ending on the date of the next annual meeting provided for in accordance with the Company's By-laws.

Payment of Retainers

The Company pays half of each retainer, whether annual or interim, in shares of its Common Stock and half in cash, provided that each non-employee director can elect, prior to becoming entitled to the retainer, to receive the entire retainer in shares of Common Stock. The Company calculates the number of shares of Common Stock issued as all or part of an annual retainer by dividing the amount payable in shares of Common Stock by the fair market value per share. The fair market value per share is the closing price of the Common Stock on the annual meeting date or, if no sales occurred on that date, the closing price on the most recent prior day on which a sale occurred. The number of shares issued as all or part of an interim retainer is the amount payable in shares of Common Stock divided by the fair market value per share on the date of the director's election to the Board. If any calculation would result in a fractional share of Common Stock being issued, then the Company rounds the number of shares to be issued up to the nearest whole share.

The Company pays the portion of a retainer that is payable in shares of Common Stock to the non-employee director promptly after he or she becomes entitled to receive it. During 2008, prior to the issuance of Common Stock to an eligible director or, if the director had elected to defer the retainer under the Deferred Compensation Plan for Directors, described below, prior to crediting the director's stock account with stock units representing the Common Stock, the director was required to pay the Company an issue price equal to the $0.10 per share par value of the Common Stock and agree to hold the shares of Common Stock covered by the award in accordance with the terms and conditions of the 2002 Stock Plan, which include restrictions on transfer as described below. Starting with the 2009 annual retainer, payment of the issue price will no longer be required. The Company pays the portion of an annual or interim retainer payable in cash in a single payment shortly after the end of the calendar quarter during which the director is elected.

Director Compensation

 Deferred Compensation Plan

The Sealed Air Corporation Deferred Compensation Plan for Directors permits a non-employee director to elect to defer all or part of the director's annual or interim retainer until the non-employee director retires from the Board. Each non-employee director has the opportunity to elect to defer the portion of the annual or interim retainer payable in shares of Common Stock. If a non-employee director makes that election, he or she may also elect to defer the portion, if any, of the annual or interim retainer payable in cash. The Company holds deferred shares of Common Stock as stock units in a stock account; the Company does not issue these shares until it pays the non-employee director, normally after retirement from the Board, so the non-employee director cannot vote the stock units. Deferred shares, when issued, are considered to be issued under the 2002 Stock Plan. The Company credits deferred cash and dividend equivalents on stock units to an unfunded cash account that earns interest quarterly at the prime rate less 50 basis points until paid. During 2008, none of the non-employee directors who participated in the Deferred Compensation Plan for Directors received above market earnings on the cash or stock units credited to his or her account. The non-employee director can elect to receive the balances in his or her stock and cash accounts in a single payment during January of the year after retirement or in five annual installments starting during January of the year after retirement.

Restrictions on Transfer

A director may not sell, transfer or encumber shares of Common Stock issued under the 2002 Stock Plan while the director serves on the Board of Directors, except that a non-employee director may make gifts of shares issued under the 2002 Stock Plan to family members or to trusts or other forms of indirect ownership so long as the non-employee director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the non-employee director remains a director of the Company. During this period, the director, or the director's accounts under the Deferred Compensation Plan for Directors, if the director has elected to defer payment of the shares, is entitled to receive any dividends or other distributions in respect of the shares. The director has voting rights in respect of the shares issued to the director under the 2002 Stock Plan. Since the Company holds deferred shares of Common Stock as stock units in a stock account, with no shares issued until payment is made to the non-employee director, directors cannot vote stock units representing deferred shares of Common Stock. The restrictions on the disposition of shares issued pursuant to the 2002 Stock Plan terminate upon the occurrence of specified events related to a change of control of the Company.

Other Fees and Arrangements

Each member of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee receives a fee of $2,000 per year for serving as a member of the Committee. The chair of the Audit Committee receives an additional fee of $4,000 per year, and the chair of each of the Nominating and Corporate Governance Committee and the Organization and Compensation Committee receives an additional fee of $2,000 per year. Each non-employee director receives a fee of $1,500 for each Board or Committee meeting attended that is held in person (regardless of whether the director attends by conference telephone) and a fee of $750 for each Board or Committee meeting attended that is held by conference telephone. During 2008, non-employee directors who undertook special assignments at the request of the Board or of any Committee of the Board, or who attended a director education program, received a fee of $1,000 per day, which has been increased to $2,000 per day in 2009. All directors are entitled to reimbursement for expenses incurred in connection with Board service, including attending Board or Committee meetings. The Company pays these fees and reimbursements in cash; these payments are not eligible for deferral under the Deferred Compensation Plan for Directors described above. Directors are permitted to participate in the Company's matching gift program, described in note 3 to the 2008 Director Compensation Table above, on the same basis as employees.

Director Compensation

 Director Stock Ownership Guidelines

In order to align the interests of directors and stockholders, we believe that our directors should have a significant financial stake in the Company. To further that goal, we adopted stock ownership guidelines for non-employee directors during 2006. The current stock ownership guidelines for non-employee directors, which are part of our Corporate Governance Guidelines, require that they hold shares of Common Stock and stock units under the Sealed Air Corporation Deferred Compensation Plan for Directors equal in aggregate value to two and a half times the annual retainer in 2008 (or $225,000). Current directors have two years from the latest amendment of the stock ownership guidelines (or until December 18, 2010) to reach the guidelines. Directors first elected in 2009 or later have five years following first election to achieve the guidelines. As of January 29, 2009, all directors had met the guidelines except Mr. Chu and Dr. Kosecoff, who had met the guidelines during 2008 but no longer did so due to the decrease in the market price of Common Stock during early 2009.

Election of Directors

At the Annual Meeting, the stockholders of the Company will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board of Directors has designated as nominees for election the nine persons named below, all of whom currently serve as directors of the Company.

Shares of Common Stock that are voted as instructed on the proxy card and in this Proxy Statement will be voted in favor of the election as directors of the nominees named below unless otherwise specified in the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which the Company does not anticipate, the shares represented by a duly completed proxy may be voted in favor of such other person as may be determined by the holder of the proxy.

Information Concerning Nominees

The information appearing in the following table sets forth, for each nominee as a director, the nominee's business experience for the past five years, the year in which the nominee first became a director of the Company or of the former Sealed Air Corporation (described in note 1 below), and the nominee's age as of January 31, 2009. There are no family relationships among any of the Company's directors or officers.

Name	Business Experience	Director Since[1]	Age

Hank Brown	President Emeritus of the University of Colorado and Holder of the Newton Endowed Chair in Leadership since March 2008. Senior Counsel with the law firm of Brownstein Hyatt Farber Schreck since June 2008. Previously President of the University of Colorado from August 2005 until March 2008. Formerly President and Chief Executive Officer of The Daniels Fund, a charitable foundation, from July 2002 until August 2005. Director of Delta Petroleum Corporation, Guaranty Bank and Sensient Technologies Corporation.	1997	68
Michael Chu	Managing Director and Co-Founder of IGNIA Fund, an investment fund deploying equity in Latin America, since July 2007. Senior Advisor since June 2007 (previously Senior Partner and Managing Director from August 2000 to June 2007) and Founding Partner of Pegasus Capital, a private investment firm deploying equity capital in Latin America. Senior Lecturer on the faculty of the Harvard Business School since July 2003.	2002	60
Lawrence R. Codey	Retired President of Public Service Electric and Gas Company, a public utility. Director of Horizon Blue Cross Blue Shield of New Jersey, New Jersey Resources Corporation and United Water Resources, Inc.	1993	64
T. J. Dermot Dunphy	Chairman and Chief Executive Officer of Kildare Enterprises, LLC, a private equity investment and management firm. Chairman of the Board of the Company from 1998 to November 2000. Chief Executive Officer of the Company from March 1971 until his retirement in February 2000.	1969	76
Charles F. Farrell, Jr.	President of Crystal Creek Enterprises, Inc., an investment management and business consulting firm.	1971	78

Election of Directors

Name	Business Experience	Director Since[1]	Age

William V. Hickey	President and Chief Executive Officer of the Company. Director of Public Service Enterprise Group Incorporated and Sensient Technologies Corporation.	1999	64
Jacqueline B. Kosecoff	Chief Executive Officer, Prescription Solutions, a UnitedHealth Group company, a health and well-being business, since October 2007. Chief Executive Officer of Ovations Pharmacy Solutions, also of the UnitedHealth Group, from December 2005 to September 2007. Executive Vice President, Specialty Companies, PacifiCare Health Systems, Inc., a consumer health organization, from July 2002 to December 2005. Director of STERIS Corporation.	2005	59
Kenneth P. Manning	Chairman, President and Chief Executive Officer of Sensient Technologies Corporation, an international supplier of flavors, colors and inks. Director of Badger Meter, Inc. and Sensient Technologies Corporation.	2002	67
William J. Marino	President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, a not-for-profit health service corporation.	2002	65

[1]	On March 31, 1998, the Company completed a multi-step transaction, one step of which was a combination of the Cryovac business with the former Sealed Air Corporation. The period of service before that date includes time during which each director served continuously as a director of the Company or of the former Sealed Air Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and any persons owning ten percent or more of the Common Stock to file reports with the SEC to report their beneficial ownership of and transactions in the Company's securities and to furnish the Company with copies of the reports.

Based upon a review of the Section 16(a) reports furnished to the Company, along with written representations from or on behalf of executive officers and directors that no other such reports were required during 2008, the Company believes that all required reports were timely filed during 2008, except that Mr. Hickey filed late a single report of one transaction, that being the withholding of shares from an award under the Company's 2005 Contingent Stock Plan in order to satisfy tax withholding obligations.

Voting Securities

The only voting securities of the Company are the outstanding shares of its Common Stock. As of the close of business on the record date, March 23, 2009, 158,399,995 shares of Common Stock were issued and outstanding, each of which is entitled to one vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on March 23, 2009 will be entitled to notice of and to vote at the Annual Meeting.

Beneficial Ownership Table

The following table sets forth, as of the date indicated in the applicable Schedule 13G with respect to each person identified as having filed a Schedule 13G, and as of March 23, 2009 with respect to each other person or group, the number of outstanding shares of Common Stock and percentage of the class beneficially owned:

•
by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of Common Stock,

•
directly or indirectly by each current director, nominee for election as a director, and named executive officer who is included in the Summary Compensation Table below, and

•
directly or indirectly by all directors and executive officers of the Company as a group.

Beneficial Owner	Shares of Class Beneficially Owned		Percentage of Outstanding Shares in Class

Davis Selected Advisers, L.P.[1] 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	57,784,149		36.6
Capital Research Global Investors,[2] a division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	8,650,000		5.5
Hank Brown	19,492	[3]	*
Michael Chu	7,153	[3,4]	*
Lawrence R. Codey	64,150	[3,4,10]	*
David B. Crosier	53,749	[8]	*
Jean-Marie Demeautis	—	[5]	*
T. J. Dermot Dunphy	929,830	[4]	*
Charles F. Farrell, Jr.	7,072	[3,4]	*
William V. Hickey	905,370	[8]	*
David H. Kelsey	83,282	[4,8]	*
Jacqueline B. Kosecoff	7,835	[3]	*
Kenneth P. Manning	36,696		*
William J. Marino	14,000	[3]	*
Robert A. Pesci	170,878	[4,6,8]	*
All directors and executive officers as a group (28 persons)	3,060,987	[9]	1.9
*
Less than 1%.

1
The ownership information set forth in the table is based on information contained in a Schedule 13G/A, dated February 12, 2009, filed with the SEC by Davis Selected

Voting Securities

Advisers, L.P. ("Davis") with respect to ownership of shares of Common Stock, which indicated that Davis had sole voting power with respect to 53,770,821 shares and sole dispositive power with respect to 57,784,149 shares.

2
The ownership information set forth in the table is based on information contained in a Schedule 13G/A, dated February 9, 2009, filed with the SEC by Capital Research Global Investors ("CRGI"), a division of Capital Research and Management Company, with respect to ownership of shares of Common Stock, which indicated that CRGI had sole voting power with respect to 6,900,000 shares and sole dispositive power with respect to 8,650,000 shares.

3
The number of shares of Common Stock listed in the table does not include 56,004 stock units held in the stock accounts of the non-employee directors under the Sealed Air Corporation Deferred Compensation Plan for Directors. Each stock unit represents one share of Common Stock. Holders of stock units cannot vote the shares represented by the units; see "Director Compensation—Deferred Compensation Plan" above. The stock units so held by non-employee directors are set forth below.

Hank Brown	1,324
Michael Chu	4,259
Lawrence R. Codey	15,980
Charles F. Farrell, Jr.	13,134
Jacqueline B. Kosecoff	2,322
William J. Marino	18,985
Total	56,004
4
The number of shares of Common Stock listed for Mr. Chu includes 2,000 shares for which he shares voting and investment power with a family member. The number of shares of Common Stock listed for Mr. Codey includes 43,350 shares for which he shares voting and investment power with a family member. The number of shares of Common Stock held by Mr. Dunphy includes 64,800 shares held by him as custodian for a family member and 10,000 shares held by a charitable foundation for which he shares voting and investment power. The number of shares of Common Stock held by Mr. Farrell includes 4,226 shares held in an individual retirement account. The number of shares of Common Stock listed for Mr. Kelsey includes 200 shares held by a family member. The number of shares of Common Stock listed for Mr. Pesci includes 1,000 shares held by a family member.

5
Mr. Demeautis holds 12,000 restricted stock units awarded under the 2005 Contingent Stock Plan that have not yet vested and are not voting securities. Mr. Demeautis was awarded restricted stock units rather than restricted stock because of the tax treatment of restricted stock in France, where he resides and is employed.

6
This figure includes restricted stock units awarded to executive officers of the Company as stock leverage opportunity (SLO) awards. Under the Company's Annual Incentive Plan, the Company's executive officers have the opportunity to designate a portion of their annual bonus to be received as SLO awards under the 2005 Contingent Stock Plan. The numbers of such restricted stock units held by the named executive officer listed below and by the directors and executive officers as a group are as follows.

Robert A. Pesci	2,741
Directors and executive officers as a group	10,321
7
The number of shares of Common Stock listed in the table includes the right to acquire 42,000 shares of restricted stock by the directors and executive officers as a group representing awards granted to executive officers in February and March 2009 under the 2005 Contingent Stock Plan.

8
This figure includes shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which the executive officers of the Company individually and as a group may, by virtue of their participation in the plan, be deemed to be beneficial owners. As of March 23, 2009, approximately 2,831,817 Common Stock share equivalents were held in

Voting Securities

the trust fund under the plan, representing approximately 1.8% of the outstanding shares of Common Stock. The approximate numbers of share equivalents held by the named executive officers and by the directors and executive officers as a group under the plan are set forth below.

William V. Hickey	31,467
David B. Crosier	326
David H. Kelsey	683
Robert A. Pesci	57,691
Directors and executive officers as a group	148,084
9
This figure includes, without duplication, all of the outstanding shares of Common Stock referred to in notes 4,6,7 and 8 above as well as 33,065 shares with respect to which executive officers of the Company share voting and investment power with family members, 3,194 shares held by or for a family member of an executive officer of the Company and 7,117 shares held in the trust fund for the Company's 401(k) Thrift Plan with respect to which executive officers of the Company who are not named in the above table may be deemed to be beneficial owners. As of March 23, 2009, approximately 426,357 Common Stock share equivalents were held in the trust fund for the 401(k) Thrift Plan, representing approximately 0.3% of the outstanding shares of Common Stock.

10
None of the Company's directors or executive officers of the Company has pledged shares of the Common Stock as security, except that Mr. Codey held 33,350 shares in an account where there is a margin balance.

Executive
Compensation

 Compensation Discussion and Analysis

During 2008, our business experienced significant unexpected challenges, including record high raw materials and energy costs through the first three quarters of the year and a challenging global economy that worsened dramatically during the fourth quarter of the year. As a result, we failed to reach our threshold goals for funding a Company-wide bonus pool for 2008 under the Annual Incentive Plan, although we did achieve one of our goals under the Performance-Based Compensation Program. In this context and consistent with our performance-oriented compensation program and philosophy, at the request of the Chief Executive Officer, the Compensation Committee awarded no annual bonus to our Chief Executive Officer and only modest bonuses to our other named executive officers.

The dramatic economic downturn in late 2008, which we expect to continue through much of 2009, has also led us to take certain compensation actions for 2009. No annual pay increases will be made in 2009 for most of our employees, including the named executive officers, until economic conditions improve. We also made new performance share unit awards in 2009 to replace awards made in 2008 because, based on 2008 results, we are unlikely to achieve the threshold performance conditions for the 2008 awards, so that the 2008 awards no longer provide the intended incentives.

Compensation Philosophy and Objectives

The Compensation Committee is responsible for establishing and implementing the Company's executive compensation philosophy and for ensuring that the total compensation paid to the Company's executive officers and other executives is fair and competitive and motivates high performance.

The Company's executive compensation philosophy is to provide compensation in the forms and at levels that will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes needed by the Company. The compensation program is intended to provide appropriate incentives toward achieving the Company's annual and long term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders and to create an alignment of interests between our executives and our stockholders.

Summary of Compensation Programs

Salary, annual incentive and long term incentive opportunities make up the vast majority of our executive compensation. The Compensation Committee, with advice from its compensation consultant and recommendations from the Chief Executive Officer, establishes salary levels and incentive targets generally close to the median range for compensation for our peer group. Executive officers earn annual incentive and long term incentive awards based on achievement of performance goals, which we establish to support our annual and longer-term financial and strategic goals. Because annual and long term incentives make up a significant portion of each executive officer's total compensation, starting in 2008 the program has been designed to pay close to the median range when target goals are met, provide above-median pay when our target goals are exceeded, and provide below-median pay when target goals are not met.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table below are referred to as the "named executive officers."

Developments in 2008 and 2009

During 2007, the Compensation Committee worked with the Company's management and Frederic W. Cook & Co., Inc. (Cook), a compensation consulting firm, to review the Company's executive compensation philosophy and objectives and develop new executive compensation programs in support of those objectives. The new programs were intended to permit a more direct link between performance and annual and long term incentive compensation than under the previous programs, which provided for annual incentive compensation that varied only moderately as a result of objective performance criteria and relied on awards of time-vested restricted stock or restricted stock units as the principal form of long term incentive compensation. In 2008, after completing this review, the Compensation Committee approved and implemented new executive compensation programs, which are described below. In connection with and in support of the new programs, the Company's stockholders approved amendments to the Company's 2005 Contingent Stock Plan and to

Executive
Compensation

its Performance-Based Compensation Program at the 2008 Annual Meeting in May 2008.

As part of the new programs, starting in early 2008, the Compensation Committee established each element of compensation for the named executive officers, comprising base salary, annual cash bonus targets and long term incentive compensation targets, close to the median range for persons with similar positions based on data from the peer companies, as discussed further below. As a result, both the level and mix of the total compensation opportunity is intended to generally approximate the competitive median range. This design addresses one of our key goals: to insure we provide competitive compensation opportunities so that we can attract and retain executives with the necessary skills to successfully manage a business of our size and scope. In connection with this approach, in February 2008, the Compensation Committee awarded 4,000 shares of restricted stock under the 2005 Contingent Stock Plan to Mr. Kelsey in connection with adjusting his compensation closer to the median range, and in May 2008, the Compensation Committee awarded 64,000 shares of restricted stock under the 2005 Contingent Stock Plan to Mr. Hickey after determining that his salary and other compensation were still significantly below the median range.

During the first quarter of 2008, the Compensation Committee established 2008 performance goals under the Performance-Based Compensation Program and under the Annual Incentive Plan. The Compensation Committee also established two-year and three-year performance goals for the performance periods beginning January 1, 2008 based on the Company's two-year and three-year objectives and granted two-year and three-year performance share unit awards to the executive officers and other key executives of the Company. The two-year performance share unit awards were intended to be one-time transitional awards in 2008 as the Company moved toward annual grants of three-year performance share unit awards for the Company's executive officers starting in 2009. The design of these incentive award opportunities addresses another of our key goals: to provide a performance-oriented environment where above-median compensation can be realized when performance goals are exceeded and below-median compensation will be paid when performance goals are not achieved.

As noted previously, the Company's business experienced unexpected challenges during 2008, including resin costs (the Company's principal raw material) and energy costs that peaked in the third quarter of the year and deteriorating global economic conditions through the entire year affecting sales volumes throughout the business, especially for the Company's protective packaging segment, which primarily sells to industrial and commercial customers. The Company focused on implementing pricing and supply chain initiatives to address rising costs. However, the Company was not able to recover all of the year-over-year increase in resin costs by the end of 2008.

In December 2008, as the Company prepared for a difficult economic environment in 2009, the Company announced that no annual pay increases would be made in 2009 until economic conditions improved, except in countries or for employees where such increases were legally required to be made. Employees were also advised that, if the performance goals established under the Annual Incentive Plan were not met, then there might be a reduced or even no bonus pool for 2008. However, the Company advised employees that the Company would continue to provide funding for retirement, savings and profit sharing plans, including matching contributions to the Company's 401(k) Thrift Plan in the United States.

In February and March 2009, the Compensation Committee ratified and approved management's determination that the Company had failed to reach its threshold goals for funding a Company-wide bonus pool for 2008 under the Annual Incentive Plan. The Compensation Committee used its discretion to fund a bonus pool for executive officers and other key executives in the amount of 25% of the target pool for that group to award exceptional business unit or individual performance and also funded a discretionary bonus pool for other employees. In light of the failure to reach the threshold goals, as well as the performance of the Company's Common Stock price compared with the peer group and the Standard & Poor's 500 Stock Index during 2008, at the recommendation of our Chief Executive Officer, the Compensation Committee did not approve a 2008 bonus for the Chief Executive Officer but approved modest 2008 bonuses for the other named executive officers. Because the Company had achieved one of its 2008 performance goals under the

Executive
Compensation

Performance-Based Compensation Program, the annual bonus payments under this reduced pool were fully tax-deductible.

In addition, during the first quarter of 2009, the Compensation Committee:

•
Recognized that the transition to the new compensation programs resulted in two-year and three-year performance share unit awards made in the first quarter of 2008, both of which were based on primary goals that were established using the same 2008 operating income projection. Since the goals were unlikely to be met given the unpredictable economic environment and resulting shortfall in performance in 2008, the first year for both cycles, the named executive officers and other recipients of these awards would not be eligible to earn long term incentive compensation until the end of the next three-year cycle in 2011 at the earliest. Thus the Compensation Committee determined that the two awards made in 2008 no longer provided incentives for performance or retention.

•
Decided to offer to the named executive officers and other officers and key executives of the Company an additional two-year performance share unit award on the condition that they waive and release their rights under the 2008 awards. In addition, the Compensation Committee made the customary three-year performance share unit awards to the named executive officers and other officers and key executives. Both the two-year awards and the three-year awards were formulated in light of economic conditions and uncertainties for 2009 and beyond, as described more fully below (see "2009 Long Term Incentive Compensation Awards").

•
Established 2009 performance goals under the Annual Incentive Plan and under the Performance-Based Compensation Program. For the Annual Incentive Plan, the Compensation Committee established a single primary goal for 2009 based on adjusted consolidated operating income, which was set at a lower level than for the 2008 goal due to the ongoing challenging economic environment experienced in early 2009, as discussed more fully below (see "2009 Cash Bonus and SLO Targets and Goals").

Several other developments related to executive compensation took place in 2008, based on the Compensation Committee's reviews of best practices and its responsibility to ensure that the Company's executive compensation programs are in the best interests of the Company's stockholders:

•
Among the amendments to the 2005 Contingent Stock Plan that were approved by the Compensation Committee in early 2008 and by the Company's stockholders in May 2008, the change in control provision of the 2005 Contingent Stock Plan was changed from a single trigger provision to a double trigger provision, as discussed below under "Employment, Severance and Change in Control Arrangements."

•
The Compensation Committee adopted a Policy on Recoupment of Incentive Compensation from Executives in the Event of Certain Restatements, described below under "Recoupment Policy."

•
The Compensation Committee adopted a policy that the compensation consultant to the Compensation Committee would not perform any other consulting services for the Company or its management.

•
The Compensation Committee eliminated the $3,600 per year reimbursement provided to U.S.-based executive officers to partially offset taxes payable by those officers for the personal use of their company cars. This change was effective in mid-2008.

Role of Committee Consultant

In November 2006, the Compensation Committee first engaged Cook to review the Company's existing executive compensation practices and programs with respect to the competitiveness of the Company's executive compensation and the alignment of annual and long term incentive compensation with Company objectives, and to make recommendations for changes in those practices and programs. This review was undertaken to more directly link performance and annual and long term incentive compensation than under the previous programs and to provide for above-median pay when target goals are exceeded, pay close to the median range when target goals are met, and provide below-median pay when target goals are not met.

During 2007 and into early 2008, Cook worked with the Company's management and the Compensation Committee to review the Company's executive compensation philosophy and objectives and develop the Company's new

Executive
Compensation

executive compensation programs in support of those objectives. During 2008, Cook also advised the Compensation Committee on the selection of peer companies, provided the Compensation Committee with comparative industry trends and peer group data regarding salary, annual incentive and long term incentive compensation levels for the Company's executive officers and other key executives, and recommended compensation levels.

Role of CEO and Management in Compensation Decisions

The Chief Executive Officer, the Vice President—People and Performance and the General Counsel attend Compensation Committee meetings, except executive sessions. Other executive officers and compensation professionals may attend portions of meetings as requested by the Compensation Committee. As noted above, the new executive compensation program was developed and approved by the Compensation Committee with advice and support from Cook after consulting with the Chief Executive Officer and the Company's compensation and legal professionals.

The Company-wide goals that were established for the 2008 annual bonus program, for the 2008 long term incentive program and for the Performance-Based Compensation Program for 2008, all of which are described below, were recommended by the Chief Executive Officer, after consulting with the Chief Financial Officer, the Vice President—People and Performance and the General Counsel, and were approved by the Compensation Committee.

With the new executive compensation programs in place for 2008, in early 2009, the Chief Executive Officer and the Compensation Committee determined that the Company had not achieved the threshold goals established under the Annual Incentive Plan, and the Chief Executive Officer recommended to the Compensation Committee that he receive no bonus for 2008 but that a discretionary bonus pool be approved by the Compensation Committee for other bonus-eligible employees, including the other named executive officers. The Chief Executive Officer also advised the Compensation Committee that the goals established for the 2008 long term incentive awards including the two-year transitional long term incentive awards were unlikely to be achieved at the threshold level.

The Chief Executive Officer of the Company submits salary and bonus recommendations to the Compensation Committee for the other named executive officers as well as for the other executives whose compensation is set by the Compensation Committee and recommendations for equity awards for all employees. Following a review of those recommendations, the Compensation Committee approves compensation decisions with such modifications to the Chief Executive Officer's recommendations as the Compensation Committee considers appropriate.

Use of Peer Group Data

In early 2007 the Compensation Committee approved a peer group that has been used as a factor in setting executive compensation levels and programs since then. The peer group was developed based on recommendations from Cook and from the Company's management and comprises public companies in packaging and related industries that are comparable based on sales, total assets, numbers of employees and market capitalization. The peer group was reviewed by the Compensation Committee during 2008 with no changes made at that time. The peer companies are:

Aptar Group Inc.	Pactiv Corporation
Avery Dennison	Rexam PLC
Corporation	Silgan Holdings Inc.
Ball Corporation	Sonoco Products
Bemis Company, Inc.	Company
Crown Holdings, Inc.	Spartech Corporation
MeadWestvaco
Corporation

The Compensation Committee considers comparative executive compensation levels and practices based on information from the peer companies as well as other survey data provided by Cook related to general industry executive compensation at companies of comparable size. The Compensation Committee relies primarily on general industry survey data for executive positions where publicly-reported compensation information for equivalent positions at peer companies may be limited or unavailable.

Starting in early 2008, the Compensation Committee adopted the approach of establishing each element of compensation for the named executive officers, comprising base salary, annual cash bonus targets and long term incentive compensation targets, close to the median range for persons with similar positions

Executive
Compensation

based on data from the peer companies and other general industry data, as discussed further below. Since each element of compensation for each named executive officer was mainly set by reference to levels at other companies, the Compensation Committee did not set any fixed relationship between the compensation of the Chief Executive Officer and that of any other named executive officer.

Components of Compensation

For 2008, the elements of total compensation paid by the Company to its executive officers, including the named executive officers, consisted of the following:

•
salaries;

•
annual incentive compensation in the form of annual cash bonuses tied to performance with a stock leverage opportunity (SLO) available at the election of the officer;

•
long term incentive compensation, principally comprising awards of performance share units under the Company's 2005 Contingent Stock Plan, as well as awards of restricted stock or restricted stock units;

•
benefits under our retirement and health and welfare programs; and

•
perquisites and other personal benefits.

The discussions of annual and long term incentive compensation that follow include performance goals and measures for the Company. These performance goals and measures are disclosed in the limited context of our compensation programs and should not be understood to be statements of the Company's expectations or estimates of future results.

Salaries

Starting in early 2008, under the new executive compensation program, the Compensation Committee established target salary levels for executive officers primarily based on consideration of the median range for the peer companies, as well as reviews of broad-based surveys of compensation trends and practices at other industrial companies in the United States, while also considering country-specific guidelines for compensation increases and performance, which were more significant factors for those whose salary was within or near the median range. Effective March 1, 2008, Mr. Hickey's salary was set at $650,000, a 13% increase, and Mr. Kelsey's salary was set at $450,000, a 12.5% increase, since their 2007 salaries had been below the median range for their positions. The 2007 salary levels of the other three named executive officers were within or close to the median range for their positions, resulting in a March 1, 2008 salary increase to $394,000, or 3.7%, for Mr. Crosier, to $415,000, or 3.75%, for Mr. Pesci, and to $417,944, or 3.3%, for Mr. Demeautis. All named executive officers met performance expectations for their respective positions. The United States guideline for salary increases for employees who met performance expectations was based on an overall salary increase budget of 3.5%, and the corresponding French guideline that applied to Mr. Demeautis was 3.3%. Mr. Demeautis's salary is converted from euros; see note 4 to the Summary Compensation Table below.

As noted above, in February 2008, the Compensation Committee awarded 4,000 shares of restricted stock under the 2005 Contingent Stock Plan to Mr. Kelsey in connection with adjusting his compensation closer to the median range, and in May 2008, the Compensation Committee awarded 64,000 shares of restricted stock under the 2005 Contingent Stock Plan to Mr. Hickey after determining that his salary and other compensation remained significantly below the median range.

As discussed above, in December 2008, the Company announced that no annual pay increases would be made in 2009 until economic conditions improved except in limited circumstances noted above. Thus no salary changes have been made for any of the named executive officers since the March 1, 2008 increases described above.

Annual Incentive Compensation

2008 Cash Bonus and Stock Leverage Opportunity (SLO) Program. Under the new executive compensation programs, a significant portion of each executive officer's total annual compensation opportunity is made in the form of a target bonus objective under the Annual Incentive Plan. The Annual Incentive Plan is intended to drive high performance results based on clarity of and focus on the Company's strategic goals, with increased emphasis on performance and alignment of the interests of the executive officers with the Company's stockholders. The program provides the opportunity to earn a significantly higher annual bonus if target performance is exceeded but the

Executive
Compensation

risk of a significantly lower annual bonus, or even no bonus, if target performance is not achieved.

The Annual Incentive Plan is based on a Company-wide annual bonus pool, which is the sum of bonus targets for bonus-eligible employees for the year. Company goals are established early in the performance year by the Compensation Committee. After the end of the year, the Compensation Committee determines how much of the annual bonus pool will be funded based on achievement of Company goals. Achievement below the minimum threshold for performance goals results in no funding, and achievement above the maximum level results in the maximum funding. The funded bonus pool can be adjusted up or down 25% by the Compensation Committee at its discretion based on the quality of earnings or performance relative to the peer companies. A funded bonus pool of up to 25% of the annual bonus pool is available at the discretion of the Compensation Committee even if the Company-wide goals have not been achieved in order to reward exceptional business unit or individual performance. Once the funded bonus pool has been determined, then it is divided among business units and corporate departments based on success against goals for each of those groups. Individual performance is considered in setting the amount of the funded bonus pool that is earned by individual employees, including each of the named executive officers.

Under the Annual Incentive Plan, the Company's executive officers also have the opportunity each year to designate a portion of their annual bonus to be received as equity awards under the 2005 Contingent Stock Plan, called stock leverage opportunity (SLO) awards. The portion to be denominated in SLO awards, in increments of 25% of the annual bonus, may be given a premium to be determined by the Compensation Committee each year. The stock price used to calculate the number of shares that can be earned is the closing price on the first trading day of the performance year, thereby reflecting stock price changes during the performance year in the value of the SLO award. Once the amount of the annual bonus that has been earned has been determined for each executive officer following the end of the year, the cash portion is paid out shortly thereafter, and the SLO award is provided in the form of an award of restricted stock (RS) or restricted stock units (RSU) under the 2005 Contingent Stock Plan with a two-year restriction period.

The percentages of salary at which the target bonus objectives were established for 2008 were based on consideration of the median ranges established through peer group and general industry survey data on compensation trends and practices for each named executive officer. In 2008, for the Chief Executive Officer, the target cash bonus objective was set at 100% of annual base salary, for the Senior Vice Presidents in the range of 60% to 75% of annual base salary, and for the other executive officers in the range of 28% to 41% of annual base salary, depending on the role and responsibility of the officer. The Chief Executive Officer received the largest relative cash bonus objective compared with the other named executive officers, primarily reflecting the results of our review of compensation structure and levels for other chief executive officers, as well as the fact that he has a greater opportunity than any other executive officer to affect our performance.

For participants in the Performance-Based Compensation Program, including the named executive officers, 2008 goals established under that Program were also required to be met in order to receive a 2008 annual bonus; see "Compliance with Section 162(m) of the Internal Revenue Code; Performance-Based Compensation Program" below.

2008 Cash Bonus and SLO Targets and Achievements.    For 2008, the Compensation Committee set the SLO award premium at 25% and established the following annual bonus targets for the 2008 performance period. The SLO target award amounts noted below were calculated based on the proportion of the 2008 annual bonus target elected by each executive officer to be received in the form of an equity award after applying the 25% premium applicable to SLO awards and based on the closing price of $22.81 for a share of Common Stock on January 2, 2008.

Executive
Compensation

Name	2008 Annual Bonus Target	Percentage as SLO Award	SLO Target Award

William V. Hickey	$650,000	100%	35,620 units
David H. Kelsey	337,500	25%	4,624 shares
David B. Crosier	236,400	50%	6,477 shares
Robert A. Pesci	250,000	100%	13,700 units
Jean-Marie Demeautis	147,124	0%	—

Payment for these goals was based on the following payout formula with payments for achievements between these levels based on a pro-rata calculation.

Percentage of Goals Achieved	Percentage of Target Bonus Pool to be Funded

<80%	0%
80	50
90	80
98-102	98-102
110	130
120	165
130 or more	200

The 2008 Company goals for determination of the Company-wide bonus pool under the Annual Incentive Plan were set by the Compensation Committee based on their relevance to the Company's long term strategies for growth of its business and in the interests of generating long term stockholder value. The 2008 targets and performance against the goals are set forth below:

Performance Goals	Target	Weight	% Achieved	Weighted % of Goal Achieved

2008 Consolidated Operating Income	$619 million	60%	68%	40.8%
2008 Sales in BRIC Countries (Brazil, Russia, India, China)	$300 million	15%	87.5%	13.1%
2008 New Product Sales	$25 million	15%	100%	15%
2008 Safety Results (Total Recordable Incident Rate, or TRIR)	1.45	10%	100%	10%

% of Goals Achieved				78.9%

In order to ensure that achievement represents the performance of the core business, consolidated operating income was subject to adjustment for specified restructuring charges, the effects of specified acquisitions and dispositions, goodwill impairment, specified litigation-related costs, capital market transactions, and specified information systems expenses.

Since the overall goal achievement of 78.9% was below the 80% threshold level, the Compensation Committee ratified and approved management's determination that the Company had failed to reach its threshold goals for funding a Company-wide bonus pool for 2008 under the Annual Incentive Plan. However, since the Company's performance was very close to the 80% threshold level, the Compensation Committee used its discretion to fund a bonus pool for executive officers and other key executives in the amount of 25% of the target pool for that group to award exceptional business unit or individual performance and also funded a discretionary bonus pool for other employees. For the reasons discussed above, the Compensation Committee did not approve a 2008 bonus for the Chief Executive Officer but approved modest 2008 bonuses for the other named executive officers, as follows:

Executive
Compensation

Name	Total 2008 Bonus Award ($)	2008 Cash Bonus ($)	SLO Award (Shares)	RS or RSU

Mr. Kelsey	$50,625	$37,969	694	RS
Mr. Crosier	59,000	29,500	1,617	RS
Mr. Pesci	50,000	0	2,741	RSU
Mr. Demeautis	51,502	51,502	NA	NA

As indicated above, the Company did not achieve its Company-wide performance goals, but Messrs. Kelsey, Crosier, Pesci and Demeautis shared in the 25% discretionary bonus pool approved by the Compensation Committee for executive officers and other key executives. The bonus award approved for Mr. Kelsey, the Company's Chief Financial Officer, was based on partial achievement of certain finance goals, including cash flow and financial reporting objectives. Also, just as for the Chief Executive Officer, in the key position of Chief Financial Officer, Mr. Kelsey's bonus award was more substantially affected by the failure to achieve Company-wide performance goals and the performance of the Company's Common Stock price during 2008 than the other named executive officers who received bonus awards. Mr. Crosier, who leads the Company's supply chain function, substantially achieved certain supply chain and individual objectives including successful new plant start-ups in 2008 as part of the Company's global manufacturing strategy and achievement of the Company's safety goals, offset by partial achievement of inventory targets for 2008. Mr. Pesci's bonus award was affected by the relative performance of the protective packaging business unit, which he leads, which achieved only 76% of its 2008 operating income goal and 92% of its 2008 net sales goal, as well as partial achievement of non-financial goals, including new product introductions and inventory targets. Mr. Demeautis's bonus award was affected by the relative performance of the food solutions business unit, which he leads, which achieved 85% of its 2008 operating income goal and 98% of its 2008 net sales goal, substantial achievement of non-financial goals, including new product introductions, and partial achievement of inventory targets.

2009 Cash Bonus and SLO Targets and Goals.    For 2009, the Compensation Committee again set the SLO award premium at 25%. The annual bonus targets for 2009 for the named executive officers are the same as the annual bonus targets for 2008 shown above. The SLO target award amounts noted in the table below were calculated based on the proportion of the 2009 annual bonus target elected by each executive officer to be received in the form of an equity award after applying the 25% premium applicable to SLO awards and based on the closing price of $15.25 for a share of Common Stock on January 2, 2009.

Name	2009 Annual Bonus Target	Percentage as SLO Award	SLO Target Award

Mr. Hickey	$650,000	100%	53,279 units
Mr. Kelsey	337,500	25%	6,916 units
Mr. Crosier	236,400	50%	9,689 shares
Mr. Pesci	250,000	100%	20,492 units
Mr. Demeautis	147,124	0%	—

The primary 2009 performance goal will be achievement of a target of $476 million for adjusted consolidated operating income, where consolidated operating income would be subject to adjustment for the same reason as in 2008 for specified charges and credits related to restructuring programs, the effects of specified acquisitions and dispositions, charges related to goodwill impairment, specified litigation-related costs, expenses related to capital market transactions, and the effect of any accounting changes implemented during 2009. The target level for the primary performance goal is lower than the target level for 2008 adjusted consolidated operating income but higher than actual 2008 adjusted consolidated operating income and was based on the economic and business environment when the goals were set in early 2009. Consolidated operating income was selected as the primary goal as the Compensation Committee believes that achieving consistently high levels of

Executive
Compensation

consolidated operating income year after year will support the long term value of the Company's Common Stock, and thus this metric is also the primary metric that was used for long term incentive compensation awards made in 2008 and 2009. Also, each business unit's contribution to consolidated operating income is readily measurable, thereby permitting the use of operating income as a consistent metric for the performance of each of the Company's business units. The funded pool based on the achievement against the primary performance goal will be based on the same payout formula that was used in 2008. The funded pool can be increased or decreased by up to 10% of the budgeted bonus pool based on performance against each of the additional goals of achieving 2009 consolidated revenue at or above $4.324 billion at budgeted foreign exchange rates, achieving quarterly average inventory days on hand during 2009 below the 2008 level, and achieving the safety target of TRIR at or below 1.40, up to a maximum increase or decrease of 20% of the budgeted bonus pool. The additional goals selected for 2009 are also considered key objectives due to their relevance to the Company's long term strategies for financial performance and growth of its business and in the interests of generating long term stockholder value.

Long Term Incentive Compensation

2008 Long Term Incentive Compensation Awards.    The new executive compensation programs provide for annual awards of performance share units under the 2005 Contingent Stock Plan to the named executive officers as well as to other key executives of the Company. The new program is intended to align compensation more closely to Company performance while giving the executive officers the opportunity for exceptional value if performance targets are exceeded and while continuing to encourage the retention of our executive officers.

The performance share unit awards provide for three-year performance periods with a targeted number of shares to be earned if performance during the period meets goals set during the first 90 days of the period. If performance is below defined threshold levels, then no units will be earned, and if performance exceeds defined maximum levels, then a maximum number of units (above the target number) will be earned.

As a transitional step, in early 2008 the Compensation Committee approved a set of performance share unit awards with a two-year performance period and another set of performance share unit awards with a three-year performance period. At that time, the Compensation Committee intended only to make performance share unit awards with a three-year performance period in future years.

The Compensation Committee established the following two-year and three-year performance share unit award (PSU award) target levels for the performance periods starting January 1, 2008.

Name	Two-Year PSU Awards	Three-Year PSU Awards

Mr. Hickey	99,617 units	99,617 units
Mr. Kelsey	36,207 units	36,207 units
Mr. Crosier	18,870 units	18,870 units
Mr. Pesci	19,080 units	19,080 units
Mr. Demeautis	15,032 units	15,032 units

For the two-year performance period beginning January 1, 2008, the principal goal established by the Compensation Committee was based on cumulative operating income for the performance period, as follows:

	Cumulative Operating Income (millions)	Percentage of Target Award Earned

	Under $1,190	0%
Threshold:	$1,190	50%
Target:	$1,245	100%
	$1,300	150%
Maximum:	$1,335 and above	200%

Executive
Compensation

Award levels based on adjusted cumulative operating income between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares will be earned for adjusted cumulative operating income below $1,190 million. In order to ensure that achievement represents the performance of the core business, cumulative operating income would be subject to adjustment for certain restructuring charges, the effects of specified acquisitions and dispositions, goodwill impairment, specified litigation-related costs, capital market transactions, and specified information systems expenses.

If the above threshold level was achieved, then the number of shares earned for each participant could be increased or decreased by up to 10% at the discretion of the Compensation Committee depending on whether either (or both) of the following additional performance goals was achieved:

  a.
  Sales in BRIC countries (Brazil, Russia, India, China) of at least $327.4 million in 2009; and

  b.
  2009 safety result (TRIR) of 1.43, excluding facilities acquired during the performance period.

For the three-year performance period beginning January 1, 2008, the principal goal established by the Compensation Committee was based on cumulative operating income for the performance period, as follows:

	Cumulative Operating Income (millions)	Percentage of Target Award Earned

	Under $1,825	0%
Threshold:	$1,825	50%
Target:	$1,935	100%
	$2,045	150%
Maximum:	$2,125 and above	200%

Award levels based on adjusted cumulative operating income between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares would be earned for adjusted cumulative operating income below $1,825 million. Cumulative operating income would be subject to adjustment just as for the two-year performance period.

If the above threshold level was achieved, then the number of shares earned for each participant could be increased or decreased by up to 10% at the discretion of the Compensation Committee depending on whether either (or both) of the following additional performance goals was achieved:

  a.
  Cumulative sales of new products commercially introduced during the performance period of at least $70 million during the performance period; and

  b.
  2010 safety result (TRIR) of 1.40, excluding facilities acquired during the performance period.

In addition, the Compensation Committee may continue to make awards of restricted stock or restricted stock units under the 2005 Contingent Stock Plan to executive officers of the Company from time to time at the Compensation Committee's discretion. As previously noted, during 2008 the Compensation Committee made awards of restricted stock under the 2005 Contingent Stock Plan to Mr. Kelsey and Mr. Hickey in connection with adjusting their compensation closer to the median range. These awards qualified as performance-based compensation under the Performance-Based Compensation Program discussed below.

2009 Long Term Incentive Compensation Awards.    During the first quarter of 2009, the Chief Executive Officer and the Compensation Committee agreed that the goals established for the 2008 long term incentive awards described above were unlikely to be achieved at the threshold level given the Company's adjusted consolidated operating income for 2008. Thus the Compensation Committee determined that those awards no longer provided incentives for performance or retention. For that reason, the Compensation Committee decided to make an additional award of performance share units for the two-year performance period beginning January 1, 2009 along with the regular award of performance share units for the three-year performance period beginning January 1, 2009.

Officers and other key executives, including the named executive officers, who received performance share unit awards in 2008 were offered the additional two-year awards of performance share units on the condition that they waive and release their rights under the 2008 awards.

The Compensation Committee established the following two-year and three-year performance share unit award (PSU award) target levels for the performance periods starting January 1, 2009.

Name	Two-Year PSU Awards	Three-Year PSU Awards

Mr. Hickey	218,182 units	218,182 units
Mr. Kelsey	49,127 units	49,127 units
Mr. Crosier	37,251 units	37,251 units
Mr. Pesci	36,233 units	36,233 units
Mr. Demeautis	37,193 units	37,193 units

The target levels are higher than for the 2008 performance share unit awards mainly due to the lower share price of the Company's Common Stock when the target levels were set in 2009.

For the two-year performance period beginning January 1, 2009, the principal goal established by the Compensation Committee is based on cumulative operating income for the performance period, as follows:

	Adjusted Cumulative Operating Income (millions)	Percentage of Target Award Earned

	Under $880	0%
Threshold:	$880	50%
Target:	$955	100%
	$970	150%
Maximum:	$985 and above	200%

Award levels based on adjusted cumulative operating income between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares will be earned for adjusted cumulative operating income below $880 million. In order to ensure that achievement represents the performance of the core business, cumulative operating income would be subject to adjustment for specified charges and credits related to restructuring programs, the effects of specified acquisitions and dispositions, charges related to goodwill impairment, specified litigation-related costs, expenses related to capital market transactions, and the effect of any accounting changes implemented during the performance period. The target level for the primary performance goal is lower than the target level for two-year awards made in 2008 based on the economic and business environment when the goals were set in early 2009.

In view of the high level of uncertainty about the length and extent of the economic downturn, the Compensation Committee decided to establish alternative goals to be used if the above threshold level is not achieved, but adjusted cumulative operating income is greater than $500 million. In that case, the Compensation Committee can use an alternative method for determining the percentage of the target awards that will be earned. The alternative method is based on the relative growth in adjusted cumulative operating income for the performance period over 2008 operating income for the Company compared with growth in cumulative operating income for companies in the peer group, where the median is the threshold and the payout will be determined as follows:

Performance Relative to Peer Group	Payout as % of Target

Below median	0%
From median to 90th percentile	Percentage equal to percentile ranking in peer group
Above 90th percentile	100%

If the Company's performance relative to its peer group is above the 90th percentile, then the payout can be increased by an additional 40% of the target award if the percentage increase in the Company's stock price during this period is consistent with (i.e., meets or exceeds) 100% of the percentage increase in the Standard & Poor's 500 Stock Index over the same period.

If the threshold level is achieved under either the primary method or the alternative method, then the number of shares earned for each participant can be increased or decreased by up to 10% at the discretion of the Compensation Committee depending on whether either (or both) of the following additional performance goals is achieved:

  a.
  Average quarterly inventory days on hand starting December 31, 2008 through the performance period is below the average quarterly days on hand for the period December 31, 2007 through December 31, 2008; and

  b.
  2010 safety result (TRIR) of 1.30 or better, excluding facilities acquired during the performance period.

For the three-year performance period beginning January 1, 2009, the principal goal established by the Compensation Committee was based on cumulative operating income for the performance period, as follows:

	Adjusted Cumulative Operating Income (millions)	Percentage of Target Award Earned

	Under $1,320	0%
Threshold:	$1,320	50%
Target:	$1,440	100%
	$1,485	150%
Maximum:	$1,540 and above	200%

Award levels based on adjusted cumulative operating income between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares will be earned for adjusted cumulative operating income below $1,320 million. Cumulative operating income would be subject to adjustment in the same manner as for the two-year awards. As with the two-year awards described above, the target level for the primary performance goal is lower than the target level for three-year awards made in 2008 based on the economic and business environment when the goals were set in early 2009.

For the reason noted above with respect to the two-year performance share unit awards, the Committee also established alternative goals to be used if the above threshold level is not achieved, but adjusted cumulative operating income is greater than $750 million. In that case, the Compensation Committee can use an alternative method for determining the percentage of the target awards that will be earned. The alternative method is based on the relative growth in adjusted cumulative operating income for the performance period over 2008 operating income for the Company compared with the peer group, where the payout will be determined in the same manner as for the two-year performance share unit awards. Also, just as for the two-year performance period, there will be an opportunity to earn an additional 40% of the target award if the percentage increase in the Company's stock price is consistent with the percentage increase in the Standard & Poor's 500 Stock Index.

If the threshold level is achieved under either the primary method or the alternative method, then the number of shares earned for each participant can be increased or decreased by up to 10% at the discretion of the Compensation Committee depending on whether either (or both) of the following additional performance goals is achieved:

  a.
  Average quarterly inventory days on hand starting December 31, 2008 through the performance period is below the average quarterly days on hand for the period December 31, 2007 through December 31, 2008; and

  b.
  2011 safety result (TRIR) of 1.30 or better, excluding facilities acquired during the performance period.

Savings, Retirement and Health and Welfare Programs

Our named executive officers participate in the retirement programs available generally to employees in the countries in which they work. In the United States, our named executive officers (all except Mr. Demeautis) participate in two tax-qualified defined contribution retirement plans, the Profit-Sharing Plan of Sealed Air Corporation and the Sealed Air Corporation 401(k) Thrift Plan. We do not offer any non-qualified excess or supplemental benefit plans or deferred compensation plans to our named executive officers in the U.S.

Mr. Demeautis participates in the Sealed Air S.A.S. Participation, a mandatory tax-favored profit-sharing arrangement in which all employees of the Company's French subsidiary Sealed Air S.A.S. participate. A statutory formula determines the amount of the annual contribution and its allocation among employees. Employer contributions are invested in a fund managed by a bank independent of Sealed Air S.A.S. Amounts allocated to each employee cannot be accessed during employment (with limited exceptions) for five years after they are contributed.

Mr. Demeautis also is eligible for a retirement indemnity benefit that is provided to all management employees of Sealed Air S.A.S. under the applicable collective bargaining agreement. This benefit is described under "Pension Benefits in 2008" below.

All of our named executive officers participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to employees in the countries in which they work.

Perquisites and Other Personal Benefits

Consistent with the performance-oriented environment at the Company, by the end of 2008, the only perquisite we provided to our named executive officers was the personal use of a Company-leased vehicle. Prior to 2008, for those in the United States who had a Company-leased vehicle, the Company paid a fixed sum of $3,600 per year as partial reimbursement of the taxes applicable to the personal use of the vehicle. This payment was eliminated in mid-2008 resulting in payments of $1,800 to Messrs. Hickey, Kelsey and Pesci during 2008. Mr. Crosier received payments of $3,600 in 2008 reflecting a delayed payment made in 2008 for half of the 2007 reimbursement plus the final $1,800 reimbursement for 2008. Employees in the United States who have a Company-leased vehicle are permitted to purchase the vehicle at the end of the lease term or upon retirement, if earlier, at a discount from the fair market value of the vehicle. Employees who leave the Company for any other reason are not generally eligible for this discount.

During 2008, the Company provided relocation benefits to Mr. Crosier, a resident of Massachusetts, in connection with his work assignment at the Company headquarters in New Jersey. These relocation benefits were discontinued during 2008.

Employment, Severance and Change in Control Arrangements

Employment and Severance Arrangements.    We do not generally enter into employment agreements or severance programs covering executive officers or other employees except in countries outside the U.S. where such agreements or programs are customary. However, in recent years, most exempt employees in the U.S. have been required to enter into a Non-Compete and Confidentiality Agreement with the Company at the time of hire. The Non-Compete and Confidentiality Agreement addresses the confidentiality of proprietary Company information and disclosure and assignment of inventions to the Company and includes a two-year post-employment non-compete obligation by the employee with payment to the employee of one to two months' salary as severance pay if his or her employment is terminated by the Company other than for gross misconduct. The Company, at its option, can release the employee from the non-compete obligations, in which case no severance payment would be made. When they were hired, Messrs. Kelsey and Crosier signed Non-Compete and Confidentiality Agreements and would be entitled to two months' severance pay if their employment were terminated by the Company under the circumstances specified in the Agreement. Neither Mr. Hickey nor Mr. Pesci has an employment agreement or other agreement providing for severance upon termination of his employment.

Mr. Demeautis signed an employment agreement at the time he was originally hired by the Company's predecessor in 1981, but that agreement did not provide for severance or other payments upon termination of his employment. However, the collective bargaining agreement that covers Mr. Demeautis and other management employees in France provides for a termination indemnity benefit to be paid to Mr. Demeautis upon the termination of his employment by the Company other than for gross misconduct.

Change in Control Arrangements.    Our only change in control arrangements are those in connection with our equity compensation awards. Prior to May 2008, the 2005 Contingent Stock Plan contained a change in control provision that provided that restricted stock or restricted stock unit awards made under the plan would vest upon a change in control event as defined in the plan. This provision continues to apply to unvested awards made prior to May 2008. Effective in May 2008, the 2005 Contingent Stock Plan was amended to provide that restricted stock or restricted stock unit awards made under the plan vest upon termination of employment within two years following a change in control as defined in the plan if such termination is by the Company without cause or by the participant for good reason (as such terms are defined in the plan). The amendment was made to avoid automatic triggering of the change in control provision merely due to the occurrence of a change in control event even if there were no adverse effect on the employment of executives and other employees holding unvested awards. These provisions also apply to SLO awards, which are made in the form of restricted stock or restricted stock unit awards.

The 2005 Contingent Stock Plan provides that a participant earns a pro rata portion of a performance share unit award if the participant's employment is terminated by the Company without cause or by the participant for good reason within two years following a change in control. The earned amount is the greater of the target award level or the actual level of achievement as of the fiscal quarter preceding the change in control, and the pro rata portion is the percentage of the performance period that has elapsed prior to termination of employment.

Executive Officer Stock Ownership Guidelines

In order to align the interests of directors, executive officers and stockholders, we believe that our directors and executive officers should have a significant financial stake in the Company. To further that goal, we adopted stock ownership guidelines during 2006 for directors and for executive officers and other key executives. The stock ownership guidelines for non-employee directors, which are part of our Corporate Governance Guidelines, are described above under "Director Compensation—Director Stock Ownership Guidelines." Executive officers are required to hold a multiple of their salary, where the multiple ranges from five for the Chief Executive Officer, to three for the Senior Vice Presidents and two for the other executive officers. Share equivalents held in the Profit-Sharing Plan and the 401(k) Thrift Plan are included, but unvested awards under the 2005 Contingent Stock Plan are excluded. Executive officers have five years from the later of the adoption of the stock ownership guidelines or their appointment as executive officers to reach the guidelines. Until the minimum stock ownership has been reached, executive officers are expected to retain all shares received as awards under the Company's equity compensation programs after payment of applicable taxes. Once the minimum stock ownership has been reached, executive officers are expected to retain half of any additional shares received as awards under the Company's equity compensation programs until retirement after payment of applicable taxes. The Compensation Committee can approve exceptions to the stock ownership guidelines for executive officers in the event of home purchase, higher education expenses, major illness, gifts or financial hardship. As of March 23, 2009, Messrs. Hickey and Pesci had met the guidelines. Although Messrs. Kelsey, Crosier and Demeautis had not yet met the guidelines, they have until August 10, 2011 to do so.

Compliance with Section 162(m) of the Internal Revenue Code; Performance-Based Compensation Program

The Performance-Based Compensation Program of Sealed Air Corporation (the Program) was approved most recently by the Company's stockholders at the 2005 annual meeting with amendments approved by the Company's stockholders at the 2008 annual meeting. The objective of the Program is to permit the Compensation Committee to make awards of restricted stock and restricted stock units under the Company's 2005 Contingent Stock Plan and to approve cash bonuses under the Company's cash bonus arrangements that are subject to the attainment of pre-established objective performance goals that meet the requirements of Section 162(m) of the Internal Revenue Code and are thus fully deductible as performance-based compensation even if compensation exceeds the $1 million limit of Section 162(m). Under the current executive compensation program, the Compensation Committee intends to rely on the Program for deductibility of annual cash bonuses and SLO awards, as well as for any other awards of restricted stock or restricted stock units that may be awarded to participating executive officers. However, long term incentive compensation awards are intended to be made primarily in the form of performance share unit awards under the 2005 Contingent Stock Plan, which awards once earned are intended to qualify as performance-based compensation under the provisions of the 2005 Contingent Stock Plan rather than under the Program.

2008 Performance-Based Compensation Program Goals and Achievements.    During the first 90 days of 2008, the Compensation Committee approved pre-established performance goals for 2008 cash bonuses that would be paid in 2009 to Messrs. Hickey, Kelsey, Crosier, Pesci and Demeautis and several other executives, for SLO awards to be made in connection with 2008 bonuses, and for stock awards that the Compensation Committee may make in 2009 under the 2005 Contingent Stock Plan to the same group of officers and executives. The goals and the achievement levels required to allow the Compensation Committee to approve bonuses and awards up to the limit provided in the Program were as follows:

•
2008 diluted earnings per share (adjusted as described below) of at least $1.75 per share;

•
2008 operating expenses (as adjusted) less than or equal to 16% of 2008 net sales;

•
2008 net operating profit after tax (as adjusted) of at least $440 million;

•
2008 net income (as adjusted) above $308 million; or

•
2008 operating profit (as adjusted) as a percentage of 2008 net sales above 12.1%.

Based on criteria established at the beginning of the performance period, the Compensation Committee adjusted the results on which performance achievements were based to eliminate the effects of specified items. The adjustments were intended to ensure that achievements represented the underlying performance of the core business. The categories of adjustments that were allowed related to restructuring charges, goodwill impairment, specified litigation-related costs, capital market transactions, sales of assets and specified information systems expenses.

During the first quarter of 2009, the Compensation Committee certified achievement of one of the goals that had been established for calendar year 2008, which was the goal related to 2008 operating expenses, thereby permitting the Company to pay fully tax-deductible 2008 cash bonuses of up to $2 million to each of the participating executives and to make fully tax-deductible SLO awards and other stock awards under the 2005 Contingent Stock Plan during 2009 in the aggregate amount of up to approximately 315,700 shares to each of the participating executives. The Compensation Committee has the discretion to approve cash bonuses, SLO awards and other stock awards lower than these maximum levels, including the possibility of paying no cash bonuses and making no SLO or other stock awards to some or all of the executives during 2009. Since the objective of the Program is to ensure that these cash bonuses and stock awards are performance-based and thus tax-deductible, the amounts of 2008 cash bonuses and SLO awards were established at lower levels based on the processes and criteria discussed above under "Annual Incentive Compensation—2008 Cash Bonus and Stock Leverage Opportunity (SLO) Program."

The Compensation Committee's policy is to structure executive compensation to be deductible without limitation where doing so would further the purposes of the Company's executive compensation program. However, the Compensation Committee believes that the prudent exercise of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Compensation Committee may approve executive compensation that may not be fully deductible. During 2008, non-deductible compensation under Section 162(m) was minimal.

The Compensation Committee currently intends that its future awards of annual and long term incentive compensation for the Company's executive officers will qualify as performance-based compensation under Section 162(m) and thus will be fully tax-deductible by the Company, although exceptions may be made in special circumstances such as appointment or recruitment of an executive officer or as a result of a business combination or acquisition.

2009 Performance-Based Compensation Program Goals.    During the first 90 days of 2009, the Compensation Committee approved pre-established performance goals for 2009 cash bonuses that would be paid in 2010 to Messrs. Hickey, Kelsey, Crosier, Pesci and Demeautis and several other executives, for SLO awards to be made in connection with

2009 bonuses, and for other stock awards that the Compensation Committee may make in 2010 under the 2005 Contingent Stock Plan to the same group of officers and executives. The goals were similar to those established for 2008 with the addition of a goal based on 2009 gross profit as a percentage of 2009 net sales.

Since the Program's objective is to permit compensation covered by the Program to be fully deductible for U.S. income tax purposes, assuming that any of the goals established for 2009 are achieved, the Compensation Committee intends to exercise its discretion to rely on the goals and processes described above under "Annual Incentive Compensation" in determining the amounts of annual cash bonuses and SLO awards in 2009, which amounts are expected to be lower than the maximum awards permitted under the Program. This was the same approach used by the Compensation Committee in setting annual cash bonuses and SLO awards in 2008.

Recoupment Policy

In early 2008, the Compensation Committee adopted a policy requiring each executive officer to reimburse the Company for all or a portion of any annual or long term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a substantial restatement when, in the view of the Company's Board of Directors, the officer engaged in fraud or misconduct, or recklessly or negligently failed to prevent the fraud or misconduct, that caused or significantly contributed to the need for the restatement and where no payment or award or a lower payment or award would have been made to the officer based on the restated results. In addition, the policy provides that the Company's Chief Executive Officer and Chief Financial Officer shall reimburse the Company for any compensation or profits from the sale of securities under Section 304 of the Sarbanes-Oxley Act of 2002. The policy has been incorporated into stock leverage opportunity award and performance share unit award documents.

Timing of Award Grants

Starting with the implementation of the current executive compensation programs in early 2008, awards of performance share units to be made to the Company's executive officers under the Company's 2005 Contingent Stock Plan will be made during the first 90 days of each year, either at the regularly-scheduled meeting of the Compensation Committee held in February of each year or at a special meeting held later but during the first 90 days of the year. In addition, starting in 2009 in connection with 2008 bonuses, SLO awards will be made effective on a date to be determined by the Compensation Committee but no later than March 15 to those executive officers who have elected to receive a portion of their annual bonus as an SLO award. To the extent that other awards of restricted stock or restricted stock units may be made to executive officers, they are generally made at one of the regularly-scheduled meetings of the Compensation Committee.

Awards are generally effective on the date of the meeting at which they were approved. However, when an award is to be made to an executive officer who is traveling or otherwise not available to make the required filing regarding such award with the SEC on a timely basis, then at the meeting the award is given an effective date after the date of the meeting so that the filing can be made on a timely basis. Dates for Compensation Committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2009 proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for 2008.

Organization and Compensation Committee

Charles F. Farrell, Jr., Chair
Michael Chu
Jacqueline B. Kosecoff
 William J. Marino

Executive
Compensation

 Summary Compensation Table

The following table includes information concerning 2008 compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company during 2008 who served as such at the end of the year.

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation[3] ($)	Total ($)

William V. Hickey President and Chief Executive Officer	2008 2007 2006	$637,500 562,500 496,667	$1,808,176 1,444,558 889,208	$0 460,000 500,000	$0 0 0		$44,748 49,505 106,622	$2,490,424 2,516,563 1,992,497
David H. Kelsey Senior Vice President and Chief Financial Officer	2008 2007 2006	441,667 391,667 347,833	516,049 482,843 462,250	37,969 223,200 215,000	0 0 0		41,440 46,195 57,890	1,037,125 1,143,905 1,082,973
David B. Crosier Senior Vice President	2008 2007 2006	391,667 371,667 327,500	363,970 520,744 469,747	29,500 197,400 200,000	0 0 0		67,888 90,085 76,938	853,025 1,179,896 1,074,185
Robert A. Pesci Senior Vice President	2008 2007 2006	412,500 391,667 347,833	371,760 314,450 186,621	0 228,000 215,000	0 0 0		45,388 40,173 56,016	829,648 974,290 805,470
Jean-Marie Demeautis[4] Vice President	2008 2007	415,890 371,322	131,200 114,627	51,502 125,483	153,876 0	(5)	25,980 41,261	778,448 652,693
1
The amounts in the Stock Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year indicated in accordance with FAS 123 (revised) for awards under the 2005 Contingent Stock Plan and thus may include amounts for awards granted in and prior to the fiscal year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The 2008 amounts also reflect the dollar amounts recognized in 2008 for financial statement reporting purposes for SLO awards based on 2008 performance under the Annual Incentive Plan, which were based on the SLO target awards shown in the Grants of Plan-Based Awards table below and the fair market value of the Company's Common Stock on December 31, 2008. For additional assumptions and information, refer to Note 17, "Shareholders' Equity," of the Notes to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. These amounts generally reflect the Company's accounting expenses for these awards and do not correspond to the actual value that will be recognized by the named executive officers. See the Grants of Plan-Based Awards in 2008 and the Outstanding Equity Awards at 2008 Fiscal Year-End tables below for additional information on awards made in 2008, as well as information on awards made in 2007 and 2006.

2
The amounts in the Non-Equity Incentive Compensation column for 2008 reflect the cash portion of annual bonuses paid to the named executive officers for 2008. Messrs. Kelsey, Crosier and Pesci also received SLO awards as part of their annual bonuses for 2008. The expense recognized under FAS 123(revised) during 2008 for the SLO portion of the annual bonuses is included in the Stock Awards column. For further discussion regarding annual bonus awards in 2008, see "Compensation Discussion and Analysis" above.

Executive
Compensation

3
The amounts shown in the All Other Compensation column for 2008 are attributable to the following:

	Mr. Hickey	Mr. Kelsey	Mr. Crosier		Mr. Pesci	Mr. Demeautis

Dividends paid in 2008 on unvested awards*	$0	$0	$7,680		$0	$0
Personal use of Company-leased car**	24,548	20,943	16,167		25,188	25,170
Reimbursement of taxes for use of Company-leased car	1,800	1,800	3,600		1,800	—
Company contribution to Profit-Sharing Plan	11,500	11,500	11,500		11,500	—
Company matching contributions to 401(k) Thrift Plan	6,900	7,197	7,196		6,900	—
Relocation benefits	—	—	21,745	‡	—	—
Company contribution to Sealed Air S.A.S. Participation for 2007 (made in 2008)‡‡	—	—	—		—	810
Total	$44,748	$41,440	$67,888		$45,388	$25,980
*
Includes only dividends on awards made before 2006 under the 2005 Contingent Stock Plan. The Company began paying quarterly cash dividends during the first quarter of 2006, so the value of dividends paid on awards made in 2006 and later was factored into the grant date fair value of such awards included in the Stock Awards column.

**
The amounts shown for the cost to the Company of each of the Company-leased cars include the costs of the lease, maintenance, fuel and insurance coverage.

‡
This includes tax gross-ups of $7,332.

‡‡
Since Mr. Demeautis is an employee of one of the Company's French subsidiaries, he does not participate in the U.S. Profit-Sharing Plan or the 401(k) Thrift Plan but does participate in the Sealed Air S.A.S. Participation, which is described under "Compensation Discussion and Analysis—Savings, Retirement and Health and Welfare Programs" above.

4
Mr. Demeautis was not a named executive officer in the Company's proxy statement for the 2007 annual meeting, so compensation data for him for 2006 are not included. For Mr. Demeautis, all amounts in the Summary Compensation Table other than the amounts in the Stock Award column and dividends paid on unvested awards in the All Other Compensation column, as well as all dollar amounts of compensation noted elsewhere in this proxy statement for Mr. Demeautis, except for the value of shares of Common Stock, equity awards and dividends, represent data converted from euros at the average exchange rate during 2008 of 1.47124 dollars per euro.

5
Mr. Demeautis is the only named executive officer with a pension benefit. The actuarial present value of his accumulated benefit at December 31, 2008 was 104,589 euros higher than the actuarial present value of his accumulated benefit at December 31, 2007.

Executive
Compensation

 Grants of Plan-Based Awards in 2008

The following table sets forth additional information concerning stock awards granted during 2008 under the 2005 Contingent Stock Plan and the cash and SLO portions of the annual bonus targets for 2008 performance under the Company's Annual Incentive Plan.

							Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Common Stock[4] (#)	Grant Date Fair Value of Stock Awards[5] ($)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]
			Date of Committee Action
Name	Type of Award[1]	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Hickey	SLO PSU2 PSU3 RS	2/19/2008 3/20/2008 3/20/2008 5/20/2008					17,811 49,809 49,809	35,621 99,617 99,617	71,241 219,157 219,157	64,000	$812,500 2,421,689 2,421,689 1,533,440
Mr. Kelsey	Cash SLO PSU2 PSU3 RS	2/19/2008 2/19/2008 3/20/2008 3/20/2008 2/25/2008	2/19/2008	$126,563	$253,125	$506,250	2,312 18,104 18,104	4,624 36,207 36,207	9,248 79,655 79,655	4,000	105,469 880,192 880,192 103,200
Mr. Crosier	Cash SLO PSU2 PSU3	2/19/2008 2/19/2008 3/20/2008 3/20/2008		59,100	118,200	236,400	3,239 9,435 9,435	6,478 18,870 18,870	12,955 41,514 41,514		147,750 458,730 458,730
Mr. Pesci	SLO PSU2 PSU3	3/20/2008 3/20/2008 3/20/2008					6,851 9,540 9,540	13,701 19,080 19,080	27,401 41,976 41,976		312,500 463,835 463,835
Mr. Demeautis	Cash PSU2 PSU3	2/19/2008 3/20/2008 3/20/2008		73,562	147,124	294,248	7,516 7,516	15,032 15,032	33,070 33,070		365,428 365,428
1
Type of award:

  Cash = cash portion of 2008 annual bonus

  SLO = stock leverage opportunity award portion of 2008 annual bonus

  PSU2 = two-year performance share unit award for the performance period beginning January 1, 2008

  PSU3 = three-year performance share unit award for the performance period beginning January 1, 2008

  RS = restricted stock award

2
These columns show the thresholds, targets and maximum awards for the cash portion of 2008 annual bonuses established in early 2008 for each of the named executive officers under the Company's Annual Incentive Plan. Actual payouts for 2008 are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

3
These columns show the thresholds, target and maximum awards for the SLO portion of 2008 annual bonuses established in early 2008 for each of the named executive officers under the Company's Annual Incentive Plan, as well as the threshold, target and maximum awards for two-year and three-year performance share unit awards for the performance periods beginning January 1, 2008 for each of the named executive officers under the 2005 Contingent Stock Plan. The threshold number of shares for performance share unit awards is 50% of the target number of shares, and the maximum number of shares for such awards is 220% of the target number of shares.

4
This column shows the numbers of shares of restricted stock awarded to each of the named executive officers on the grant date in 2008 shown in the Grant Date column. All awards were made under the 2005 Contingent Stock Plan.

5
This column shows the grant date fair value of the equity awards shown in the table computed in accordance with FAS 123(revised). The grant date fair value of the restricted

Executive
Compensation

stock awards was based on the number of shares awarded valued at the closing price of the Company's Common Stock on the grant date. The grant date fair value of SLO awards was based on the percentage of the target bonus to be paid as an SLO award, increased by the 25% premium, using the closing price of the Company's Common Stock on January 2, 2008. The grant date fair value of the performance share unit awards was based on the target award amounts valued at the closing price of the Company's Common Stock on March 20, 2008. The value of dividends was factored into the grant date fair value for these awards.

Description of Annual and Long Term Incentive Awards in the Summary Compensation Table and the Grants of Plan-Based Awards in 2008 Table

Annual Incentive Plan: Cash Bonuses and SLO Awards.    Each of the named executive officers has a target bonus that is established by the Compensation Committee during the first quarter of the year. Also, each of the named executive officers has the opportunity prior to the start of the performance year to designate a portion of his annual bonus to be received as an equity award under the 2005 Contingent Stock Plan, called a stock leverage opportunity (SLO) award. The portion to be denominated as SLO awards, in increments of 25% of the annual bonus, may be given a premium to be determined by the Compensation Committee each year. The stock price used to calculate the number of shares that can be earned is the closing price on the first trading day of the performance year, thereby reflecting stock price changes during the performance year in the value of the SLO award.

Once the amount of the annual bonus that has been earned has been determined for each named executive officer following the end of the year, the cash portion is paid out shortly thereafter, and the SLO award is provided in the form of an award of restricted stock or restricted stock units under the 2005 Contingent Stock Plan with a two-year restriction period. The award is granted following the end of the performance year and after determination by the Compensation Committee of the amount of the annual bonus award for each named executive officer who has elected to take all or a portion of his annual bonus as an equity award, but no later than the March 15 following the end of the performance year. The SLO portion is awarded as restricted stock or restricted stock units under the 2005 Contingent Stock Plan that vest on the second anniversary of the grant date or earlier in the event of death, disability or retirement from employment with the Company, and the shares subject to the award are not transferable by the recipient until the later of vesting or the second anniversary of the grant date. Retirement for the purpose of SLO awards and the performance share unit awards described below means termination of employment after five or more years of employment and with years of employment plus age equal to 70 or more, except termination for cause. If the recipient ceases to be employed by the Company prior to vesting, then the shares are forfeited, except for certain circumstances following a change in control. Each SLO award is made in the form of restricted stock unless the award would be taxable to the recipient prior to the shares becoming transferable by the recipient, in which case the SLO award is made in the form of restricted stock units. Recipients who hold SLO awards in the form of restricted stock receive dividends and have the right to vote the shares of restricted stock. Recipients who hold SLO awards in the form of restricted stock units have no voting rights until shares are issued to them but do receive a cash payment in the amount of the dividends (without interest) on the shares they have earned at about the same time that shares are issued to them following the period of restriction.

Performance Share Unit Awards.    Performance share unit awards, which are awarded under the 2005 Contingent Stock Plan, provide for a minimum two-year performance period with a targeted number of shares to be earned if performance during the period meets goals set by the Compensation Committee during the first 90 days of the period. If performance is below defined threshold levels, then no units will be earned, and if performance exceeds defined maximum levels, then a maximum number of units (above the target number) will be earned. Performance share units are not transferable by the participant until the end of the performance period and certification by the Compensation Committee with respect to each performance measure used for the award. If a participant terminates employment during the performance period due to death, disability or retirement, then the participant (or his or her estate) will receive a pro rata payout following the end of the performance period based on the portion of the performance period during which the participant was employed and based on the

Executive
Compensation

number of units that would have been earned by the participant if he or she had remained employed for the entire performance period prior to applying the pro rata factor. If the participant leaves employment during the performance period for any other reason, then the units are forfeited, except for certain circumstances following a change in control. At about the same time that shares are issued to participants following the performance period, participants also receive a cash payment in the amount of the dividends (without interest) that would have been paid during the performance period on the number of shares that they have earned. Performance share unit awards have no voting rights as stockholders until shares of Common Stock are issued after the end of the performance period.

Restricted Stock and Restricted Stock Units.    Awards of restricted stock and restricted stock units are made under the 2005 Contingent Stock Plan, which provides for a vesting period of at least three years after the grant date. Awards vest earlier in the event of the participant's death or disability. If a participant terminates employment prior to vesting, then the award of restricted stock or restricted stock units is forfeited, except for certain circumstances following a change in control. During the vesting period, holders of unvested shares of restricted stock (but not holders of unvested shares of restricted stock units) are entitled to receive dividends on the same basis as dividends are paid to other stockholders and are entitled to vote the unvested shares.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows outstanding stock awards under the 2005 Contingent Stock Plan for the named executive officers as of December 31, 2008.

Name	Type of Award	Number of Shares or Units of Common Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Common Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)

Mr. Hickey	RS	60,000	$896,400
	RS	60,000	896,400
	RS	64,000	956,160
	SLO			0	$0
	PSU2			49,809	744,146
	PSU3			49,809	744,146
Mr. Kelsey	RS	30,000	448,200
	RS	16,000	239,040
	RS	4,000	59,760
	SLO			694	10,368
	PSU2			18,104	270,474
	PSU3			18,104	270,474
Mr. Crosier	RS	16,000	239,040
	SLO			1,617	24,158
	PSU2			9,435	140,959
	PSU3			9,435	140,959
Mr. Pesci	RS	30,000	448,200
	SLO			2,741	40,951
	PSU2			9,540	142,528
	PSU3			9,540	142,528
Mr. Demeautis	RSU	12,000	179,280
	PSU2			7,516	112,289
	PSU3			7,516	112,289

Executive
Compensation

1
For awards of restricted stock (RS) or restricted stock units (RSU), the market values shown above are based on the closing price of Common Stock on December 31, 2008 of $14.94 per share as reported on the NYSE. Awards vest as follows:

Name	Type of Award	Number of Shares or Units	Date of Vesting

Mr. Hickey	RS	60,000	12/14/2009
	RS	60,000	5/17/2010
	RS	64,000	5/20/2011
Mr. Kelsey	RS	30,000	4/6/2009
	RS	16,000	4/12/2010
	RS	4,000	2/25/2011
Mr. Crosier	RS	16,000	4/12/2010
Mr. Pesci	RS	30,000	12/14/2009
Mr. Demeautis	RSU	12,000	5/7/2010
2
The amounts shown in this column for SLO awards for 2008 are the actual numbers of shares of restricted stock or restricted stock units earned by each named executive officer under the Annual Incentive Plan for 2008. The SLO award was made to Mr. Pesci in the form of an award of restricted stock units that was awarded and vested on March 13, 2009, since he was retirement-eligible at that date, although the shares are restricted from transfer until the earlier of his retirement date and March 13, 2011. The SLO awards were made to Mr. Kelsey and Mr. Crosier in the form of awards of restricted stock that will vest on March 13, 2011.

PSU2 awards are performance share unit awards for the performance period January 1, 2008 through December 31, 2009 that vest on December 31, 2009. The amounts shown in this column for PSU2 awards represent the numbers of shares that would be earned if the threshold goal for these awards was met.

PSU3 awards are performance share unit awards for the performance period January 1, 2008 through December 31, 2010 that vest on December 31, 2010. The amounts shown in this column for PSU3 awards represent the numbers of shares that would be earned if the threshold goal for these awards was met.

As noted above, during the first quarter of 2009, the Compensation Committee recognized that the threshold goals for the PSU2 and PSU3 awards were not likely to be met. Thus the Compensation Committee agreed to offer to each of the named executive officers and to other current officers and key executives who had been awarded PSU2 and PSU3 awards the opportunity accept a new two-year performance share unit award for the performance period January 1, 2009 through December 31, 2010 in exchange for a waiver and release of rights to the PSU2 and PSU3 awards. See "Compensation Discussion and Analysis—Long Term Incentive Compensation" above.

3
The market or payout values shown in this column are based on the closing price of Common Stock on December 31, 2008 of $14.94 per share as reported on the NYSE.

Executive
Compensation

 Stock Vested in 2008

The following table shows the number of shares acquired by the named executive officers on vesting of stock awards during 2008, as well as the value of the shares realized upon vesting, in both cases before payment of any applicable withholding taxes. The shares acquired by Mr. Hickey were awarded as restricted stock under the 1998 Contingent Stock Plan, and the shares acquired by Mr. Crosier were awarded as restricted stock under the 2005 Contingent Stock Plan.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Hickey	40,000	$1,011,200
Mr. Kelsey	NA
Mr. Crosier	32,000	739,840
Mr. Pesci	NA
Mr. Demeautis	NA

The value is based on the closing price of Common Stock on the first trading day prior to the vesting date in both cases, since the vesting dates were not trading dates, after deducting the purchase price of $0.50 per share for the shares awarded under the 1998 Contingent Stock Plan and with no deduction (since there was no purchase price) for the shares awarded under the 2005 Contingent Stock Plan. In both cases, the Company withheld a portion of the vested shares to cover withholding taxes due upon vesting of the shares.

Pension Benefits in 2008

The only named executive officer who has a pension benefit provided by the Company is Mr. Demeautis. The table below shows information regarding his 2008 pension benefit.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Demeautis	Retirement indemnity	27.5	$582,095	$0

Mr. Demeautis is eligible for a retirement indemnity that is provided to all management employees of Sealed Air S.A.S. under the applicable collective bargaining agreement. The retirement indemnity provides for a lump sum payment at retirement in the amount of 15 months of compensation, where the monthly compensation is based on the average monthly cash compensation (salary plus bonus payments) during the final 12 months of employment. The normal retirement age is 65, but the retirement indemnity is available starting at age 60 with at least 40 years of employment. Mr. Demeautis would not have been eligible to receive a retirement indemnity if he had retired on December 31, 2008, as he did not then meet the minimum age and service levels to receive the retirement indemnity.

The present value of Mr. Demeautis's accumulated benefit at December 31, 2008 was calculated assuming a discount rate of 5.75%. Other relevant assumptions, including the calculation methodology, were as prescribed by the French Government.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

None of the named executive officers participates in a nonqualified defined contribution or nonqualified deferred compensation plan.

Employment Contracts and Payments Upon Termination or Change in Control

We do not have any severance programs or agreements covering any of our named executive officers, except for the arrangements described below and benefits generally available to salaried employees, also described below. We also have no programs or agreements providing any payments or benefits to our named executive officers in connection with a change in control, except as part of our equity compensation awards as discussed in more detail below. The following describes three arrangements that may provide cash payments

Executive
Compensation

or other benefits to certain of our named executive officers following termination of employment:

•
Non-Compete and Confidentiality Agreements:  Messrs. Kelsey and Crosier entered into Non-Compete and Confidentiality Agreements with the Company. See the discussion under "Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements" for more details. Under this agreement, the executive would be entitled to two-months' salary as consideration for the non-compete and other covenants benefiting the Company contained in the agreement, payable in case of any termination of employment by the Company other than for gross misconduct. Amounts are not payable in case of voluntary resignation, retirement, disability or death while employed. The amount each named executive officer would have received had his employment been terminated as of December 31, 2008 by the Company (other than for gross misconduct) is as follows: Mr. Hickey—$0; Mr. Kelsey—$75,000; Mr. Crosier—$65,667; Mr. Pesci—$0; and Mr. Demeautis—$0.

•
Discount on Car Purchases:  The Company generally permits a retiring employee in the U.S. who had the use of a Company-leased car while employed to purchase the car at a discount to fair market value. Employees who leave employment for any other reason are not generally eligible for this benefit. This benefit is not provided to employees of Sealed Air S.A.S, including Mr. Demeautis. See the discussion under "Compensation Discussion and Analysis—Perquisites and Other Personal Benefits" for more details. The discount each named executive officer would have received had he retired as of December 31, 2008 is as follows: Mr. Hickey—$14,000; Mr. Kelsey—$6,475; Mr. Crosier—$7,490; Mr. Pesci—$15,698; and Mr. Demeautis—$0.

•
Termination Indemnity for French Management Employees:  Mr. Demeautis is eligible for a termination indemnity that is provided to all management employees of Sealed Air S.A.S. under the applicable collective bargaining agreement. The termination indemnity would be paid upon termination by his employer other than for gross misconduct. It would not be paid if he were to voluntarily resign, retire or die while employed. If he were to become disabled while employed, his employer could either terminate his employment and pay the termination indemnity or permit him to remain employed until he was eligible for retirement. In the latter case, during the remainder of his employment, he would receive Social Security benefits from the French government, supplemented modestly by his employer for the first 90 days, and then at retirement he would receive the retirement indemnity described above under "Pension Benefits in 2008." The amount of the termination indemnity that would have been payable to Mr. Demeautis if his employment had been terminated as of December 31, 2008 by the Company other than for gross misconduct or due to his disability was $554,955.

Our incentive award programs include provisions addressing the extent to which the award becomes vested and payable or is forfeited upon termination of employment. The following briefly describes the key features of these provisions. See also "Description of Annual and Long Term Incentive Awards in the Summary Compensation Table and the Grants of Plan-Based Awards in 2008 Table" above for more details.

•
Annual Bonus Awards:  Under the Annual Incentive Plan, employees must remain employed through the applicable payment date in order to be entitled to receive an annual bonus for a year; otherwise, payment of the annual bonus is at the discretion of the Company. Bonuses are paid during the month of March for the prior year, so termination of the named executive officers as of the end of 2008 would have meant that they were not entitled to receive a cash bonus or SLO award based on 2008 performance. For 2008, the Company's usual practice for employees in the United States was to pay an annual bonus in the event of termination of employment as of the end of the year due to death, disability or retirement and not to pay an annual bonus in the case of involuntary termination due to gross misconduct. With respect to a voluntary resignation or other involuntary termination, the payment of an annual bonus is discretionary depending on the circumstances. For management employees of Sealed Air S.A.S. who remain employed through the end of the year, including Mr. Demeautis, annual bonus awards are generally withheld if employment is terminated at the end of the year due to gross misconduct and paid if employment is terminated at that time for any other reason.

Executive
Compensation

  The annual bonus paid (as cash and/or SLO award) to each named executive officer for 2008 was as follow: Mr. Hickey—$0; Mr. Kelsey—$50,625; Mr. Crosier—$59,000; Mr. Pesci—$50,000; and Mr. Demeautis—$51,502. These amounts may not represent the amounts that would have been awarded if the named executive officers had terminated employment at the end of 2008 for any of the reasons noted above.

•
Restricted Stock and Restricted Stock Units:  These awards will vest in case of death or disability before the scheduled vesting date and will generally forfeit for any other termination of employment before the scheduled vesting date with three exceptions. First, SLO awards that have been awarded as restricted stock units after the end of the performance year will vest in full upon retirement. Second, restricted stock shares or units awarded before May 2008 will vest upon a change in control. Third, restricted stock shares or units awarded in or after May 2008 will vest upon a termination of employment by the Company without cause or by the executive with good reason that occurs within two years after a change in control.

•
Performance Share Units:  Termination of employment before the end of the performance period generally results in the forfeiture of any outstanding performance share units with two exceptions. First, in case of death, disability or retirement before the end of the performance period, a pro rata number of the units will become payable after the end of the performance period, based on the actual performance results for the performance period. Second, in case of a change in control of the Company followed within two years by a termination of employment by the Company without cause or by the executive with good reason, a pro rata number of the units will become payable as of the date of termination based on target performance (or actual performance through the quarter prior to the change in control, if greater).

The following table shows the amounts that would have been payable to the named executive officers under these equity award programs for a termination of employment as of December 31, 2008, based on the closing price of the Company's Common Stock of $14.94 as of that date.

Name	Type of award	Death or disability	Involuntary for gross misconduct	Involuntary (all others)	Voluntary	CIC - single trigger[1]	CIC + qualifying termination[1]

Mr. Hickey	RS/RSUs	2,748,960	0	0	0	1,792,800	956,160
	PSUs[2]	620,122	0	620,122	620,122	0	1,240,232
Mr. Kelsey	RS/RSUs	747,000	0	0	0	747,000	0
	PSUs[2]	225,395	0	0	0	0	450,777
Mr. Crosier	RS/RSUs	239,040	0	0	0	239,040	0
	PSUs[2]	117,466	0	0	0	0	234,932
Mr. Pesci	RS/RSUs	448,200	0	0	0	448,200	0
	PSUs[2]	118,773	0	118,773	118,773	0	237,546
Mr. Demeautis	RS/RSUs	179,280	0	0	0	179,280	0
	PSUs[2]	93,574	0	93,574	93,574	0	187,148
1
The amounts shown in the column labeled "CIC - single trigger" represent the amounts that would have been paid to the named executive officers if a change in control had occurred at the end of 2008 without termination of their employment. The amounts shown in the column labeled "CIC + qualifying termination" represent the additional amounts that would have been paid to the named executive officers if a change in control had occurred within the two-year period ending December 31, 2008 and a qualifying termination of employment had occurred at the end of 2008.

2
The amounts shown in these rows assume threshold performance for the performance period, except for the column labeled "CIC + qualifying termination" which assumes target performance in accordance with the change in control provisions of the 2005 Contingent Stock Plan. Messrs. Hickey, Pesci and Demeautis are retirement-eligible under the terms of the performance share unit awards outstanding at the end of 2008, so any voluntary or involuntary termination of employment on December 31, 2008 would be treated as a retirement except for an involuntary termination for gross misconduct. Messrs. Kelsey and Crosier were not retirement-eligible at the end of 2008.

The benefits described or referenced above are in addition to benefits available generally to salaried employees of the Company upon termination of employment, such as, for employees in the United States, distributions under the Sealed Air Corporation 401(k) Thrift Plan and the Profit-Sharing Plan of Sealed Air Corporation, non-subsidized retiree medical benefits, disability benefits and accrued vacation pay and, for Mr. Demeautis, benefits under the Sealed Air S.A.S. Participation and other generally available health and welfare benefits for employees of Sealed Air S.A.S.

Certain
Relationships
and Related
Person
Transactions

Under the Audit Committee charter, the Audit Committee has the responsibility to review and, if appropriate, approve conflicts of interest or potential conflicts of interest involving senior financial executives of the Company and to act, or recommend Board action, on any other violations or potential violations of the Company's Code of Conduct by executive officers of the Company. Under the Company's Code of Conduct, the Board reviews any relationships or transactions that might constitute a conflict of interest for a director.

On February 16, 2007, the Board adopted its Related-Person Transactions Policy and Procedures. This Related-Person Policy is in writing and is posted on the Company's web site at www.sealedair.com. The Related-Person Policy provides for the review of all relationships and transactions in which the Company and any of its executive officers, directors and five-percent stockholders or their immediate family members are participants to determine whether to approve or ratify such relationships or transactions, as well as whether such relationships or transactions might affect a director's independence or must be disclosed in the Company's proxy statement. All such transactions or relationships are covered if the aggregate amount may exceed $120,000 in a calendar year and the person involved has a direct or indirect interest other than solely as a director or a less than 10 percent beneficial ownership interest in another entity. The Related-Person Policy includes a list of pre-approved relationships and transactions. Determinations whether to approve or ratify any other relationship or transaction are based on the terms of the transaction, the importance of the relationship or transaction to the Company, whether the relationship or transaction could impair the independence of a non-employee director, or whether the relationship or transaction would present an improper conflict of interest for any director or executive officer of the Company, among other factors. Information on relationships and transactions is requested in connection with annual questionnaires completed by each of the Company's executive officers and directors.

The Nominating and Corporate Governance Committee has the responsibility to review and, if appropriate, approve or ratify all relationships and transactions under the Related-Person Policy, although the Board has delegated to the chair of the Nominating and Corporate Governance Committee and to the Chief Executive Officer of the Company the authority to approve or ratify specified transactions. For potential conflicts of interest involving an executive officer of the Company, the chair of the Nominating and Corporate Governance Committee and the chair of the Audit Committee can agree that only one of those Committees will address the matter. No director can participate in any discussion or approval of a relationship or transaction involving himself or herself (or one of his or her immediate family members).

Other than transactions that are considered pre-approved under the Related-Person Policy, the transactions described above under "Corporate Governance—Independence of Directors" were ratified or approved in accordance with the Related-Person Policy, except for the donation to Harvard Business School, which was made prior to adoption of the Related-Person Policy and was approved by the Nominating and Corporate Governance Committee and by the Board of Directors.

On February 6, 2009, the Company completed the private offering of $300 million of senior unsecured notes due 2014 (the "Notes"). Half of the Notes, or $150 million, were sold to Davis Selected Advisers, L.P., on behalf of its advisory clients, with the remainder sold to other purchasers. The Notes, with a coupon of 12% per annum, were sold to the purchasers at a price of 100% of the principal amount. Interest on the Notes is payable semiannually on February 15 and August 15, commencing August 15, 2009.

As noted above under "Voting Securities," in a Schedule 13G/A dated February 12, 2009 filed with the SEC, Davis Selected Advisers, L.P., indicated that it had sole voting power with respect to 53,770,821 shares and sole dispositive power with respect to 57,784,149 shares of the Company's Common Stock, which represented beneficial ownership of approximately 36.6% of the outstanding shares of Common Stock. The transaction with Davis Selected Advisers, L.P., was approved in accordance with the Related-Person Policy.

Selection of Independent Auditor

The Audit Committee has approved the retention of KPMG LLP, an Independent Registered Public Accounting Firm, as the Company's independent auditor to examine and report on the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting for the fiscal year ending December 31, 2009, subject to ratification of the retention by the stockholders at the Annual Meeting. KPMG has acted as the independent auditor for the Company since 1998, and the Audit Committee considers the firm to be well qualified. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of the appointment.

Representatives of KPMG will be present at the Annual Meeting. The KPMG representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

 The Board of Directors recommends a vote FOR this proposal.

Principal Independent Auditor Fees
The following table sets forth the aggregate fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees[1]	$7,216,000	$6,831,000
Audit-Related Fees[2]	116,000	331,000
Tax Fees[3]	470,000	311,000
All Other Fees	—	—

Total Fees	$7,802,000	$7,473,000

1
2008 and 2007 audit fees include services for the audit of the annual consolidated financial statements, audit of the effectiveness of internal control over financial reporting, review of quarterly consolidated financial statements, statutory audits, consents and review of documentation filed with the SEC.

2
Includes services relating to the audits of the Company's employee benefit plans, assistance with statutory matters in 2008 and 2007, and due diligence assistance in 2007.

3
Includes global tax compliance services and services for special projects.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the Committee or a member of the Committee to pre-approve all engagements with the Company's independent auditor. Each year, the Audit Committee must approve the independent auditor's retention to audit the Company's financial statements, subject to ratification by the stockholders at the annual meeting. The Audit Committee also approves the estimated fees associated with the audit before the audit begins. The Audit Committee or a member of the Committee also pre-approves any engagement of an auditing firm other than the independent auditor to perform a statutory audit for any of the Company's subsidiaries. The Audit Committee or its chair pre-approved all audit and non-audit services provided by KPMG LLP during 2008.

Report of
the Company's
Audit Committee

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's financial reporting processes and internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is available on the Company's web site at www.sealedair.com.

Management is responsible for the Company's system of internal control and financial reporting processes, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles and for the annual report on the Company's internal control over financial reporting. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report on the financial statements and the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and KPMG LLP, the Company's independent auditor, to review and discuss the December 31, 2008 audited consolidated financial statements. Management represented that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication With Audit Committees.

The Audit Committee received from KPMG the written communication that is required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," and the Audit Committee discussed with KPMG that firm's independence. The Audit Committee also considered whether KPMG's provision of non-audit services and the audit and non-audit fees paid to KPMG were compatible with maintaining that firm's independence. On the basis of these reviews, the Audit Committee determined that KPMG has the requisite independence.

Management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting as of December 31, 2008 as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates from management and from KPMG at Committee meetings throughout the year and provided oversight of the process. Prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC, the Audit Committee also reviewed management's report on the effectiveness of the Company's internal control over financial reporting contained in the Company's Form 10-K, as well as the Report of Independent Registered Public Accounting Firm provided by KPMG, also included in the Company's Form 10-K. KPMG's report included in the Company's Form 10-K related to its audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting.

Based upon the Audit Committee's discussions with management and the independent auditor and the Audit Committee's review of the information provided by and the representations of management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2008 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC. The Audit Committee also selected KPMG as the Company's independent auditor for the fiscal year ending December 31, 2009, subject to ratification of the selection by the Company's stockholders.

Audit Committee

Hank Brown, Chair
Michael Chu
Lawrence R. Codey
Kenneth P. Manning

Stockholder Proposals
for the 2010
Annual Meeting

In order for stockholder proposals for the 2010 annual meeting of stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting, the Company must receive them at its principal office at 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033, directed to the attention of the Secretary, no later than December 10, 2009. The Company's By-laws set forth the procedures stockholders must follow in order to present any business at an annual meeting of stockholders, other than proposals included in the Company's Proxy Statement. In addition to any other applicable requirements, for business to be properly brought before the 2010 annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form including all required information to the Secretary of the Company. To be timely, the Company must receive a stockholder's notice to the Secretary at the principal office of the Company between December 11, 2009 and February 23, 2010, provided that, if the 2010 annual meeting is called for a date that is not within 30 days before or after May 20, 2010, then the Company must receive the notice from the stockholder a reasonable time before the Company mails its proxy statement for the 2010 annual meeting. A copy of the Company's By-laws is posted on the Company's web site at www.sealedair.com.

Delivery of Documents to Security Holders Sharing an Address

The Company is delivering, or making available electronically, this Proxy Statement and Notice of Annual Meeting of Stockholders, which includes a Notice of Internet Availability of Proxy Materials, and its 2008 Annual Report to Stockholders to all stockholders of record as of the record date. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Annual Report and Proxy Statement if previously notified by their bank, broker or other holder. This process by which the Company delivers only one annual report or proxy statement, as the case may be, to multiple security holders sharing an address, unless it receives contrary instructions from one or more of the security holders, is called "householding." Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless the Company receives instructions to the contrary from one or more of the stockholders within the household. Street name stockholders in a single household who receive only one copy of the Annual Report and Proxy Statement may request to receive separate copies. Also, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future. Street name stockholders should follow the householding instructions provided on the Voting Instructions Form. Copies of this Proxy Statement and the 2008 Annual Report are available promptly, without charge, by calling 201-791-7600 or writing to investor.relations@sealedair.com, or Investor Relations, Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033.

Other Matters

The expenses of preparing, printing and mailing this notice of meeting and proxy material, making them available over the Internet, and all other expenses of soliciting proxies will be borne by the Company. Georgeson Inc. will solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by these persons. The Company will pay Georgeson a fee of $13,500 covering its services and will reimburse Georgeson for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission.

 By Order of the Board of Directors
 H. KATHERINE WHITE
 Secretary

 Elmwood Park, New Jersey
April 9, 2009

Annex A

SEALED AIR CORPORATION
STANDARDS FOR DIRECTOR INDEPENDENCE
October 23, 2008

        Under the Corporate Governance Guidelines adopted by the Board of Directors of Sealed Air Corporation and the requirements of the New York Stock Exchange (NYSE), the Board of Directors must consist of a majority of independent directors. Its three standing committees—the Audit Committee, the Nominating and Corporate Governance Committee, and the Organization and Compensation Committee—are composed entirely of directors who are independent.

        For a director to be deemed "independent," the Board of Directors must affirmatively determine, based on all relevant facts and circumstances, that the director has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist with the determination of independence, the Board of Directors has established categorical standards consistent with the corporate governance standards of the NYSE. These categorical standards require that, to be independent, a director may not have a material relationship with the Company. Even if a director meets all categorical standards for independence described below, the Board of Directors reviews all other relationships with the Company in order to conclude that each independent director has no material relationship with the Company.

        The Board of Directors annually reviews the independence of all non-employee directors. The Company identifies the directors that it has determined to be independent and discloses the basis for that determination in its annual proxy statement for the election of directors.

Material Relationships with the Company

        A director would be deemed to have a material relationship with the Company in any of the following circumstances:

•
the director is or has been within the last three years an employee, or has an immediate family member who is or has been within the last three years an executive officer, of the Company or any of its subsidiaries;

•
the director has received, or a member of the director's immediate family has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company or any of its subsidiaries other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service and provided further that compensation received by a director for former service as an interim chairman or executive officer or by an immediate family member for service as an employee other than an executive officer need not be considered);

•
(i) the director is, or has a member of the director's immediate family who is, a current partner of a firm that is the internal or external auditor of the Company or any of its subsidiaries, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the audit of the Company or any of its subsidiaries, or (iv) the director was, or has a member of the director's immediate family who was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the audit of the Company or any of its subsidiaries;

•
the director is employed, or has a member of the director's immediate family who is employed, or has been within the last three years employed, as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee;

•
the director is an employee, or has a member of the director's immediate family who is an executive officer, of another company that makes payments to, or receives payments from, the Company and its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

•
the director serves as an executive officer of a charitable organization to which the Company has contributed, in any one year within the preceding three years, in excess of the greater of $1 million or 2% of the charitable organization's consolidated gross revenues.

A-1

 Material Relationships with an Executive Officer

        Consistent with the expectation that non-employee directors will not have professional or financial relationships (including side-by-side investments) that could impair their independence, a director will be deemed to have a material relationship with the Company and not be considered independent, if any of the following apply:

•
the director receives, or has an immediate family member who receives, any direct compensation from an executive officer or any immediate family member of an executive officer of the Company;

•
an entity affiliated with the director or with an immediate family member of a director receives any payment from any executive officer of the Company, other than in a routine, commercial or consumer transaction with terms no more favorable than those customarily offered to similarly-situated persons;

•
the director or an immediate family member of a director receives, or is affiliated with an entity that receives, any payment, whether direct or indirect, for legal, accounting, financial or other professional services provided to an executive officer of the Company or an immediate family member of an executive officer; and

•
the director or an immediate family member of a director is a current executive officer of a tax-exempt organization that receives contributions from an executive officer of the Company, in an amount that exceeds the lesser of $100,000 or 1% of the tax exempt organization's consolidated gross revenues in that fiscal year.

Relationships That Are Not Material

        A director generally will not be deemed to have a material relationship with the Company and will be considered independent, if any of the following, when viewed singularly, apply:

•
a transaction in which the director's interest arises solely from the director's position as a director of another corporation or organization that is a party to the transaction, and the director did not participate in furtherance or approval of the transaction and the transaction was negotiated on an arms' length basis;

•
a transaction in which the director's interest arises solely from the director's ownership of an equity or limited partnership interest in the other party to the transaction, so long as the aggregate ownership of all directors, director nominees, executive officers and five percent stockholders of the Company (together with their immediate family members) does not exceed 5% of the equity or partnership interests in that other party;

•
a transaction in which the director's interest arises solely from the director's status as an employee or non-controlling equity owner of a company to which the Company was indebted at the end of the Company's last full fiscal year in an aggregate amount not in excess of 5% of the Company's total consolidated assets;

•
ownership by the director of equity or other securities of the Company, as long as the director is not the beneficial owner, directly or indirectly, of more than 10% of any class of the Company's equity securities;

•
the receipt by the director of compensation for service as a member of the Board of Directors or any committee thereof, including regular benefits received by other non-employee directors;

•
any other relationship or transaction that is not listed above and in which the amount involved does not exceed $120,000;

•
any immediate family member of the director having any of the above relationships; and

•
any relationship between the Company and a non-immediate family member of the director.

Definitions

        For purposes of these standards:

•
An "executive officer" means an "officer" for the purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.

•
An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than tenants and domestic employees) who shares such person's home. When applying the three-year look-back provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as "independent." This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other approval requirements of the Company.

A-2

Annex B

POLICY AND PROCEDURE FOR STOCKHOLDER NOMINATIONS TO THE BOARD

1.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders for open positions on the Board.

2.
Recommendations should be submitted to the Secretary of the Corporation in writing, along with a statement signed by the candidate acknowledging that:

a.
the candidate, if elected, will serve as a director of the Corporation and will represent all stockholders of the Corporation in accordance with applicable laws and the Corporation's charter and by-laws; and

b.
the candidate, if elected, will comply with the Corporation's Code of Conduct for directors, Corporate Governance Guidelines, and any other applicable rule, regulation, policy or standard of conduct applicable to the Board of Directors and its individual members.

  In addition, each candidate must submit a fully completed and signed Questionnaire for Directors and Officers on the Corporation's standard form and provide any additional information requested by the Corporation, including any information that would be required to be included in a proxy statement in which the candidate is named as a nominee for election as a director and information showing that the candidate meets the Board's qualifications for nomination as a director and for service on the committees of the Board. Also, a candidate must be available for interviews with members of the Corporation's Board as provided in the Corporation's process for identifying and evaluating nominees for director.

3.
In addition to the information to be provided by the candidate, at the time of submitting the recommendation, the stockholder making the recommendation should submit the following information in writing:

a.
the name and address of the stockholder as they appear in the Corporation's books and the class and number of shares of the Corporation's stock held beneficially and of record by the stockholder; and

b.
a description of all arrangements or understandings among the stockholder and the candidate and any other persons (naming them) pursuant to which the recommendation is being made by the stockholder.

4.
A stockholder who wishes to recommend a candidate for election as a director at the next annual meeting of stockholders must submit the information described in items 2 and 3 above for receipt by the Secretary of the Corporation sufficiently in advance of the Board's approval of nominations for the annual meeting to permit the Nominating and Corporate Governance Committee and the Board to complete its evaluation of the candidate, which will generally be no later than 120 days prior to the first anniversary of the Corporation's previous annual meeting of stockholders.

5.
Candidates who are recommended by a stockholder at a time when there are no open positions on the Board and are considered qualified candidates by the Nominating and Corporate Governance Committee may be placed on the rolling list of candidates for open Board positions maintained by that Committee, generally for a period of up to 24 months from the date that the recommendation was received by the Secretary of the Corporation.

6.
Candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as candidates identified by other means, including consideration of the qualifications for nomination to the Board most recently approved by the Board.

B-1

Annex C

QUALIFICATIONS FOR NOMINATION TO THE BOARD

        The Nominating and Corporate Governance Committee will consider the following factors, at a minimum, in recommending to the Board potential new Board members or the continued service of existing members:

1.
Directors should be of the highest ethical character and share the values of Sealed Air Corporation as reflected in its Code of Conduct.

2.
Directors should be highly accomplished in their respective fields, with superior credentials and recognition.

3.
In selecting Directors, the Board should seek to achieve a mix of Board members that enhances the diversity of background, skills and experience on the Board, including with respect to age, gender, international background, race and specialized experience.

4.
Each Director should have relevant expertise and experience and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

5.
In selecting Directors, the Board should generally seek active and former executives of public companies and of other complex organizations, including government, educational and other not for profit institutions, or persons with specialized expertise in a discipline that is relevant to service as a Director of Sealed Air Corporation.

6.
The majority of Directors should be independent under applicable listing standards, Board and Committee guidelines and any applicable legislation.

7.
Each Director should be "financially literate," and some should be considered "financial experts" as described in applicable listing standards, legislation and Audit Committee or Board guidelines.

8.
Each Director should have sound business judgment, be able to work effectively with others, have sufficient time to devote to the affairs of the Company, and be free from conflicts of interest. Also, all Directors should be independent of any particular constituency and be able to represent all stockholders of the Company.

9.
Each new Director should confirm his or her willingness and ability to serve for a number of years as a Director prior to retirement from the Board, although the Board has not adopted a retirement age for Directors.

10.
The Nominating and Corporate Governance Committee will also consider any other factors related to the ability and willingness of a new member to serve or an existing member to continue his or her service.

C-1

 DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

Saddle Brook Marriott
138 Pehle Avenue
Garden State Parkway at I-80
Saddle Brook, New Jersey 07663
(201) 843-9500

        LOCATION:    Located at the intersection of the Garden State Parkway and Interstate 80 ("I-80"), approximately 10 miles west of New York City, in an area served by Newark, LaGuardia and JFK International airports.

        FROM THE NORTH:    Traveling South on the Garden State Parkway—Take the I-80 exit (Exit No. 159) toward Saddle Brook/Paterson/George Washington Bridge. Keep right. Take the first right off the exit road following signs for Saddle Brook. Keep right and merge onto Molnar Drive. Keep right at the fork on Molnar Drive and merge onto Midland Avenue. Make "jug handle" turn from Midland Avenue onto New Pehle Avenue. Hotel will be on your left at the corner of New Pehle Avenue and Pehle Avenue.

        FROM THE EAST:    Traveling West on I-80—Take the Garden State Parkway/Saddle Brook exit (Exit No. 62) from the local lanes toward Saddle Brook. Follow signs toward the Garden State Parkway North and then take the Saddle Brook/Midland Avenue exit (the last exit before the Parkway). Come around off ramp. Bear right and merge onto Pehle Avenue. Proceed on Pehle Avenue. Hotel will be on your left at the corner of Pehle Avenue and New Pehle Avenue.

        FROM THE SOUTH:    Traveling North on the Garden State Parkway—Take the I-80 exit (Exit No. 159) toward Saddle Brook/G. Washington Bridge. Keep right. Follow the I-80 West/Saddle Brook sign onto New Pehle Avenue. Hotel will be on your immediate right.

        FROM THE WEST:    Traveling East on I-80—Take the Garden State Parkway/Saddle Brook/Saddle River Road exit (Exit No. 62A-B) toward Saddle Brook. Then take the Garden State Parkway/Saddle Brook exit (Exit No. 62A) toward Saddle Brook. Follow signs toward the Garden State Parkway North and then take the Saddle Brook/Midland Avenue exit (the last exit before the Parkway). Come around off ramp. Bear right and merge onto Pehle Avenue. Proceed on Pehle Avenue. Hotel will be on your left at the corner of Pehle Avenue and New Pehle Avenue.

SEALED AIR CORPORATION

PROXY/VOTING INSTRUCTION CARD

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signer hereby appoints William V. Hickey, David H. Kelsey and H. Katherine White, or a majority of them as shall act (or if only one shall act, then that one) (the “Proxy Committee”), proxies with power of substitution to act and vote at the Annual Meeting of Stockholders of Sealed Air Corporation (the “2009 Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on May 20, 2009 at the Saddle Brook Marriott, 138 Pehle Avenue, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663 and at any adjournments thereof. The Proxy Committee is directed to vote as indicated on the reverse side and in their discretion upon any other matters that may properly come before the 2009 Annual Meeting.

If the signer is a participant in Sealed Air Corporation’s Profit-Sharing Plan or its 401(k) Thrift Plan and has stock of Sealed Air Corporation allocated to his or her account, the signer instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 2009 Annual Meeting and any adjournments thereof and in its discretion upon any other matters that may properly come before the 2009 Annual Meeting. The terms of each plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions. The plan trustee will vote the allocated shares in each plan as directed by each participant who provides voting instructions to it before 5:00 p.m. (Eastern Time) on May 15, 2009.

The signer hereby revokes all proxies previously given by the signer to vote at the 2009 Annual Meeting and any adjournments and acknowledges receipt of Sealed Air Corporation’s Proxy Statement for the 2009 Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INDICATED

ON THE REVERSE SIDE.

BNy Mellon Shareowner Services

P.O. Box 3550

South Hackensack, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote for Proposals 1 through 10. If no choice is specified, this proxy when properly signed and returned will be voted FOR Proposals 1 through 10. Please date and sign and return this proxy promptly.

Please mark your vote as indicated in this example ☒

PROPOSALS FOR THE SEALED AIR CORPORATION 2009 ANNUAL MEETING OF STOCKHOLDERS

1.	Election of Hank Brown as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Election of Michael Chu as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Election of Lawrence R. Codey as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Election of T. J. Dermot Dunphy as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Election of Charles F. Farrell, Jr. as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	Election of William V. Hickey as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
7.	Election of Jacqueline B. Kosecoff as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
8.	Election of Kenneth P. Manning as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
9.	Election of William J. Marino as a Director.	FOR ☐	AGAINST ☐	ABSTAIN ☐
10.	Ratification of the appointment of KPMG LLP as the independent auditor for the year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
11.	In accordance with the Proxy Committee’s discretion, upon such other matters as may properly come before the meeting.

PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.  ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature	Signature	Date

NOTE: Please sign EXACTLY as name appears above. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

Both are available 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time, the day prior to annual meeting day
(except see the date on the reverse side for voting with respect to allocated shares held through Sealed Air
Corporation’s Profit-Sharing Plan or its 401(k) Thrift Plan).

Internet http://www.proxyvoting.com/see		Telephone 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Sealed Air Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be held on

May 20, 2009

Please note that the Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting of Stockholders and 2008 Annual Report are available at http://www.ezodproxy.com/SealedAir/2009/.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING!

You can now access your SEALED AIR CORPORATION account online.

Access your Sealed Air Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sealed Air Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Choose MLink (SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please note that Internet and telephone voting is not available to stockholders who have not exchanged their W. R. Grace & Co. (“Old Grace”) shares issued prior to March 31, 1998 (Cusip #383911 10 4) for shares of Sealed Air Corporation.

You may vote those shares using the attached proxy card. To vote please mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.

For information regarding the exchange of Old Grace shares, please contact our Stock Transfer Agent, BNY Mellon Shareowner Services. Their contact information is located on the inside back cover of the enclosed Sealed Air Corporation 2008 Annual Report to Stockholders.